Exhibit 10.18

SCHOOL DESIGN, CONSTRUCTION, FUNDING AND PURCHASE AGREEMENT

between

TPHGREENWICH OWNER LLC,

as developer

and

NEW YORK CITY SCHOOL CONSTRUCTION AUTHORITY

Dated as of December 22, 2017

		Page

Article I CERTAIN DEFINITIONS		1

Section 1.01	Certain Definitions	1

Article II TERM; LPC APPROVAL; CONSTRUCTION LOAN; MASTER LEASE AND SUBLEASE		9

Section 2.01	Term	9

Section 2.02	LPC Approval.	9

Section 2.03	Construction Loan	9

Section 2.04	Master Lease and Sublease	11

Article III SCHOOL BASE BUILDING WORK AND SCHOOL FIT-OUT WORK; CONSTRUCTION DRAWINGS AND ESTIMATES		12

Section 3.01	School Base Building Work and School Fit-Out Work	12

Section 3.02	School Base Building Design Consultants	14

Section 3.03	School Base Building Construction Drawings	14

Article IV AWARD OF CONTRACTS; COMMENCEMENT AND PERFORMANCE OF SCHOOL BASE BUILDING WORK AND SCHOOL FIT-OUT WORK		17

Section 4.01	Construction Manager for School Base Building Work; Award of Contracts for School Base Building Work	17

Section 4.02	General Contractor for School Fit-Out Work	18

Section 4.03	Commencement and Performance of School Base Building Work; SCA Termination Option for Failure to Commence Construction; Developer Termination Option for Failure to Obtain Construction Loan	18

Section 4.04	Intentionally omitted	19

Section 4.05	Construction Schedule	19

Section 4.06	Methods and Materials	19

Section 4.07	SCA’s Project Representative; Coordination Meetings	19

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(continued)

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(continued)

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(continued)

- iv -

(continued)

		Page

Section 15.16	Exculpation	58

Section 15.17	Acknowledgment Regarding Play Areas	58

Exhibits

Exhibit A	Legal Description
Exhibit B	Permitted Encumbrances
Exhibit C	Master Lease
Exhibit D	Sublease
Exhibit E	Intentionally Omitted
Exhibit F	Intentionally Omitted
Exhibit G	Description of Hard Cost Allocation and Land Value and Soft Cost Allocation
Exhibit H	Guidelines for Payment of Installments of the Land Value Payment and Construction Supervision Fee
Exhibit I	School Program
Exhibit J	MEP Equipment
Exhibit K	Intentionally Omitted
Exhibit L	SCA Pre- and Post-Turnover Work
Exhibit M	School Fit-Out Construction Drawings
Exhibit N	Construction Schedule
Exhibit O	Breakdown of Public School Project Costs by Category
Exhibit P	Form of Requisition
Exhibit Q	Intentionally Omitted
Exhibit R	Form of Owner’s Title Affidavit
Exhibit S	Completion Guaranty to SCA
Exhibit T	Condominium Declaration and Condominium Bylaws
Exhibit U	Memorandum of Master Lease
Exhibit V	Memorandum of Sublease
Exhibit W	Termination of Memorandum of Master Lease
Exhibit X	Termination of Memorandum of Sublease
Exhibit Y	100% School Base Building CD’s (inclusive of commissioning document and addendums 1-6)

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SCHOOL DESIGN, CONSTRUCTION, FUNDING AND PURCHASE AGREEMENT

THIS SCHOOL DESIGN, CONSTRUCTION, FUNDING AND PURCHASE AGREEMENT (this “Agreement”) made as of December 22, 2017 by and between TPHGREENWICH OWNER LLC, a Delaware limited liability company having an address c/o Trinity Place Holdings Inc., 340 Madison Avenue, Suite 3C, New York, NY 10173 (“Developer”) and the NEW YORK CITY SCHOOL CONSTRUCTION AUTHORITY, a public benefit corporation of the State of New York having its principal office at IDCNY Center 1, 30-30 Thompson Avenue, Long Island City, New York 11101 (the “SCA”).

RECITALS

A.       Developer and/or its affiliates are the owners of the Land (as hereinafter defined) and intend to develop the Project (as hereinafter defined) thereon.

B.       SCA desires to enter into an agreement with Developer pursuant to which, subject to and upon the terms and conditions hereof, (i) Developer will lease the Land to SCA pursuant to the Master Lease (as hereinafter defined); (ii) SCA will sublease the Land (excluding the space that will comprise the School Unit (as hereinafter defined) to Developer pursuant to the Sublease (as hereinafter defined); (iii) Developer will cause the School Unit (as hereinafter defined) to be designed and constructed by causing performance of the School Base Building Work (as such term is hereinafter defined), and SCA will provide funding for such design and for such construction of the School Base Building Work; and (iv) upon Substantial Completion (as hereinafter defined) of the School Base Building Work (as hereinafter defined) and recordation of the Condominium Declaration (as hereinafter defined), SCA shall purchase the School Unit from Developer and perform the School Fit-Out Work.

C.       The parties wish to set forth their understandings regarding, inter alia, (i) the design and construction of the School Unit, (ii) the funding of such design and construction, (iii) the rights and obligations of Developer and SCA in connection with conveyance of the School Unit to SCA, and (iv) such other matters as are set forth in this Agreement.

D.       The transaction contemplated by this Agreement has been approved or deemed approved by the Mayor of the City of New York (the “Mayor”), following approval of said site plan by the New York City Council (the “City Council”) by resolution adopted in accordance with Section 1732 of the New York Public Authorities Law.

NOW, THEREFORE, in consideration of the promises and obligations of Developer and SCA set forth in this Agreement, subject to the terms of this Agreement, and intending to be legally bound hereby, Developer and SCA hereby covenant and agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01   Defined Terms. The following words and phrases (to the extent not defined in the first paragraph of this Agreement or the recitals to this Agreement) shall have the following meanings for purposes of this Agreement:

“100% School Base Building CD’s” has the meaning set forth in Section 3.03(g)(i) hereof.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes hereof, the term “control” (including the related terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of twenty percent (20%) or more of the ownership interest in such entity or the power to direct or cause the direction of management and policies of an entity (whether through the ownership of voting securities or other ownership interest, by contract or otherwise).

“Agreement” means this Agreement and the exhibits attached hereto (or subsequently incorporated herein through amendments hereto), as the same may be amended from time to time.

“Arbitrator” has the meaning set forth in Section 7.02 hereof.

“Base Building Hard Cost Allocation” has the meaning set forth in Section 3.01(a)(ii) hereof.

“Board of Managers” means the board of managers or other governing board of the Condominium, elected by the Unit Owners in accordance with the provisions of the Condominium Documents.

“Building” means, as the same exists from time to time, the building and other improvements to be constructed on the Land in accordance with this Agreement (including the landmarked Dickey House).

“Business Days” means any day other than (1) a Saturday or a Sunday, or (2) a New York City holiday (as determined by the New York City Office of Payroll Administration).

“Business Hours” means 7:00 a.m. – 5:00 p.m. on Business Days.

“Capital Project Certificate” – see definition of “Evidence of Sufficient Funds” below.

“Catch-Up Requisition” has the meaning set forth in Section 5.02(a)(i) hereof.

“Change Order” has the meaning set forth in Section 5.04 hereof.

“City” means The City of New York.

“City Council” has the meaning set forth on page 1.

“Closing” means the conveyance of the School Unit and the appurtenant undivided interest in the Common Elements by Developer to SCA.

“Closing Date” has the meaning set forth in Section 10.03.

“Commence[ment of] Construction of the School Base Building Work” has the meaning set forth in Section 4.03(b).

“Common Elements” has the meaning ascribed to it in the Condominium Documents.

“Completion Guaranty to SCA” has the meaning set forth in Section 12.04.

“Condominium” means the condominium to be created for the Land and Building.

“Condominium Bylaws” has the meaning set forth in the Condominium Declaration.

“Condominium Declaration” or “Declaration” means that certain Condominium Declaration made by Developer, as Declarant, with respect to the Condominium.

“Condominium Documents” means collectively the Condominium Declaration, the Condominium Bylaws, and house rules referred to in either of the foregoing that relate to, restrict or govern or otherwise affect the ownership, use or operation of all or any portion of the Condominium, and any other agreements or documents related to the establishment of the Condominium (including, without limitation, tax lot drawings).

“Construction Commencement Deadline” has the meaning set forth in Section 4.03(b).

“Construction Manager” means Gilbane Residential Construction LLC or its replacement.

“Construction Schedule” has the meaning set forth in Section 4.05 hereof.

“CP” – see definition of “Evidence of Sufficient Funds” below.

“Deed” has the meaning set forth in Section 10.04(a) hereof.

“Developer” has the meaning set forth on page 1.

“Construction Supervision Fee” has the meaning set forth in Section 3.01(c)(i) hereof.

“Developer Indemnitees” means Developer, Developer’s consultants and each of their respective trustees, directors, officers, shareholders, partners, members, direct or indirect investors, managers, agents and employees, and their respective successors and assigns.

“Dispute Notice” has the meaning set forth in Section 7.02 hereof.

“Effective Date” means the date hereof.

“Eligible Costs” means capital costs of the Project consisting of: (a) costs for planning, design, engineering, and architectural services; (b) environmental work including surveys, maps, plans, estimates, and environmental reports; (c) construction costs including materials and labor; (d) costs of a construction manager to perform construction management services; (e) cost of supervising the work of outside vendors; (f) builder’s risk and other applicable insurance; (g) costs of payment and performance bonds required by this Agreement and/or required by the Construction Manager; and (h) services to the extent they are necessary for the operation of the site as a construction site including utilities, snow and debris removal, fire sprinkler tests, security, building protection, and extermination. Notwithstanding anything herein to the contrary, the foregoing costs are considered Eligible Costs only to the extent such costs and expenses are financeable by the City of New York, in the City of New York’s sole discretion, with the proceeds of tax-exempt bonds pursuant to the New York State Local Finance Law, the Internal Revenue Code of 1986, as amended, the City Charter, the directives of the City Comptroller and any other applicable laws or regulations.

“Evidence of Sufficient Funds” means evidence of funds then available to SCA for payment of SCA’s obligations under this Agreement, such evidence to consist of (A) one or more so-called “CP’s” or Capital Project Certificate(s), executed pursuant to Section 219 of the New York City Charter by the Director of Management and Budget (or any successor thereto) or his or her duly authorized representative, stating that the required funds are available for use by SCA for the designated purposes(s), or (B) such other evidence of funds then available to SCA as shall be acceptable to Developer in Developer’s sole and absolute discretion.

“F&E” has the meaning set forth in Section 3.01(b) hereof.

“Force Majeure” means any failure of or delay in the availability of any public utility; any strikes or labor disputes; any not reasonably foreseeable delays or shortages encountered in transportation, fuel, material or labor supplies; casualties; condemnations; acts of God or the public enemy; governmental restrictions; injunctions; unanticipated subsurface conditions; unanticipated extent of a subsurface condition; third-party litigation; other acts or occurrences beyond the reasonable control of a party; provided, however, that any of the foregoing events or occurrences shall not be a Force Majeure event if caused, either directly or indirectly, by the party claiming Force Majeure, and in no event shall a failure or delay due to Developer’s lack of funds constitute an event of Force Majeure.

“Government Entity” means the United States; the State of New York; the City; any other political subdivision of any of the foregoing; and any agency, authority, department, court, commission or other legal entity of any of the foregoing.

“Incomplete School Base Building Work” has the meaning set forth in Section 6.01(b)(ii) hereof.

“Interparty Agreement” means that certain Interparty Agreement dated of even date hereof by and among SCA, Developer and Massachusetts Mutual Life Insurance Company, or any similar type agreement entered into among SCA, Developer, its successor or assign, and any Subleasehold Lender with respect to any Subleasehold Mortgage (as defined in the Sublease) permitted under the terms of the Interparty Agreement dated of even date hereof.

“Land” means Block 19, Lots 11 and 13, New York, New York (known as 28-42 Trinity Place, New York, New York), and as more particularly described on Exhibit A.

“Land Value and Soft Cost Allocation” has the meaning set forth in Section 3.01(a)(ii).

“Land Value Payment” has the meaning set forth in Section 5.01(a)(i) hereof.

“Legal Requirement(s)” means laws, statutes and ordinances, including, without limitation, New York City building codes, approvals, permits and zoning regulations (including without limitation the Zoning Resolution of the City of New York), and ordinances; and the orders, rules, regulations, interpretations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other sub divisions thereof, or of any official thereof, or of any other governmental public or quasi public authority, whether now or hereafter in force; and all requirements, obligations and conditions of all instruments of record which may be applicable to the Land and the School Unit or the streets, roads, avenues, sidewalks, curbs or areas or vaults adjacent thereto, and any case law. With respect to the School Fit-Out Work (but not the School Base Building Work), “Legal Requirements” shall also include, if and to the extent applicable, the pre-qualification of contractors pursuant to Sections 1734 and 1735 of the New York Public Authorities Law and the pre-qualification of contractors, prevailing wages, and provisions of that certain Memorandum of Understanding Between the New York City School Construction Authority and Building & Construction Trade Council of Greater New York dated as of the October 5, 2004.

“Legal Proceeding” means an action, litigation, arbitration, administrative proceeding and other legal or equitable proceeding of any kind.

“Major Event” means either of the following occurring before the Closing:

(a)       a fire or other casualty causing damage or destruction to the Building or

(b)       the giving of official notice by a Government Entity of a condemnation or taking under the power of eminent domain of any part of the Land or the Building,

which, in either case, is so substantial that construction or restoration of the Project is not economically practicable (with or without insurance proceeds or condemnation awards), as reasonably determined by Developer.

“Mayor” has the meaning set forth on page 1.

“NYC Indemnitees” has the meaning set forth in Section 2.03(c).

“Permitted Encumbrances” means the encumbrances and other title matters described in Exhibit B attached hereto or as otherwise expressly identified herein.

“Permitted Lender” shall mean an EB-5 lender with the experience, track record and resources necessary to complete the contemplated loan transaction, as determined in the reasonable discretion of Developer.  Notwithstanding anything to the contrary in the foregoing, in no event shall an Unqualified Person be considered a Permitted Lender.

“Person” means an individual person, a corporation, partnership, trust, joint venture, limited liability company, proprietorship, estate, association, land trust, other trust, Government Entity or other incorporated or unincorporated enterprise, entity or organization of any kind.

“Pre-Development Costs” means School Base Building Soft Costs incurred prior to the Catch-Up Requisition.

“Project” means the design, construction and development of the Building by Developer.

“Property” means the Land and some or all (as the context requires) of the improvements located thereon.

“Public School” – see definition of “School Unit” below.

“Public School Project Costs” has the meaning set forth in Section 5.01(a) hereof.

“Public School Project Costs Not-to-Exceed Amount” means Ninety Seven Million Six Hundred Twenty Two Thousand Four Hundred Sixty One and No Dollars ($97,622,461.00).

“Punch List Items” has the meaning set forth in Section 6.01(a) hereof.

“Purchase Price” means One Hundred Four Million Three Hundred Sixty One Thousand Nine Hundred Fifty Nine and No Dollars ($104,361,959.00).

“Qualified Developer” means an entity that, at the time of the initial determination of its status as a Qualified Developer, (a) (i) is controlled by one or more individuals who have at least ten (10) years of experience ("Developer Experience") in the development and/or renovation of real estate projects reasonably comparable to the work to be performed by Developer under this Agreement, (ii) with respect to Lender (as defined in the Interparty Agreement), its affiliates or an insurance company of similar size and experience as Lender, retains an owner’s representative with Developer Experience, or (iii) solely with respect to Lender and its affiliates, has an officer with Developer Experience with respect to major construction projects who is responsible for the Project, (b) is (or has an affiliate which is) a construction manager or general contractor or retains a construction manager or general contractor with at least ten (10) years of experience in the development, construction and/or renovation of real estate projects reasonably comparable to the work to be performed by Developer or its construction manager under this Agreement, and (c) is not an Unqualified Person.

“Qualified Lender” means (a) a savings and loan association; (b) a savings bank; (c) a commercial bank or trust company (whether acting individually or in a fiduciary capacity); (d) an insurance company; (e) an educational, state, municipal or similar public employees’ welfare, pension or retirement fund or system or any other corporation or organization subject to supervision and regulation by the insurance or banking departments of any State of the United States or the United States Treasury, or any successor department or departments hereafter exercising the same functions as said departments; (f) an investment banking firm or other financial institution, a private equity or investment fund or other entity regularly engaged in the business of providing debt or mezzanine financing or preferred equity, a real estate investment trust, an institution that qualifies as a REMIC under the Internal Revenue Code of 1986, as amended, a trustee or issuer of collateralized mortgage obligations, a loan conduit or other similar investment entity (whether any of the foregoing shall be acting individually or in any fiduciary capacity); (g) any governmental agency or entity insured by a governmental agency; or (h) any entity substantially similar to any of the foregoing and which is generally commercially treated as an institutional investor or institutional trustee, servicer or fiduciary, any combination of the forgoing entities or any other entity or entities all of the equity owners of which are Qualified Lenders under another clause of this definition; provided any of the foregoing Persons in clauses (a) through (h) inclusive: (i) shall be subject to service of process within the United States of America; (ii) (other than in the case of a governmental agency, entity insured by a governmental agency, public benefit corporation or a pass-through conduit for securities issued by a governmental or quasi-governmental agency or public benefit corporation, or any subsidiary of the forgoing) shall have, at the time of the initial determination of its status as a Qualified Lender, either individual or combined net worth, capital, statutory surplus, shareholder's equity, committed capital net of all liabilities, or assets under management net of all liabilities of at least $500,000,000; and (iii) is willing to enter into an Interparty Agreement (as defined in Section 2.03(b)).

“Real Estate Taxes” means all taxes, assessments and special assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature whatsoever, levied, assessed or imposed at any time upon or against the Property and/or any part thereof

“Requisition” has the meaning set forth in Section 5.02(b)(i) hereof.

“Requisition Payment Due Date” means within fifteen (15) days after the Public School Project Costs included in a Requisition have been approved or deemed approved, or within fifteen (15) days after an Arbitrator’s determination approving any disputed Public School Project Costs (unless, pursuant to Article VII hereof, SCA is not permitted to withhold such payment pending such dispute, in which event SCA shall make such payment within fifteen (15) days after the determination by Developer’s construction lender as set forth in Article VII hereof), but in no event prior to the date of the closing of the Construction Loan.

“Retainage” has the meaning set forth in Section 5.02(d) hereof.

“SCA” has the meaning set forth on page 1.

“SCA Damages Amount” has the meaning set forth in Section 9.01(d) hereof.

“SCA Delay” has the meaning set forth in Section 5.05(a)(i) hereof.

“SCA Indemnitees” means SCA, SCA’s consultants and each of their respective trustees, directors, officers, shareholders, partners, members, managers, agents and employees, and their respective successors and assigns.

“SCA’s Inspection Consultants” has the meaning set forth in Section 6.01(b)(ii) hereof.

“SCA Pre- and Post-Turnover Work” means the work described on Exhibit L annexed hereto.

“SCA’s Project Representative” has the meaning set forth in Section 4.07(a) hereof.

“School Base Building Architect” has the meaning set forth in Section 3.02 hereof.

“School Base Building First Confirmation Notice” has the meaning set forth in Section 6.01(b)(ii) hereof.

“School Base Building Hard Costs” has the meaning set forth in Section 5.01(a)(iv) hereof.

“School Base Building Initial Notice” has the meaning set forth in Section 6.01(b)(ii) hereof.

“School Base Building Soft Costs” has the meaning set forth in Section 5.01(a)(iii) hereof.

“School Base Building Substantial Completion Notice” has the meaning set forth in Section 6.01(b)(ii) hereof.

“School Base Building Work” has the meaning set forth in Section 3.01(a)(v) hereof.

“School Base Building Work Revisions” has the meaning set forth in Section 3.03(i)(i).

“School F&E Work” has the meaning set forth in Section 3.01(b) hereof.

“School Fit-Out Architect” means Dattner Architect.

“School Fit-Out Work” has the meaning set forth in Section 3.01(b) hereof.

“School Program” has the meaning set forth in Section 3.01(b) hereof.

“School Unit” means that certain portion of the Building to consist of approximately 87,539 gross square feet, together with the applicable percentage of Common Interest (as defined in the Condominium Documents). The School Unit is sometimes hereinafter referred to as the “Public School”.

“Subleasehold Lender” shall have the meaning given to such term in the Sublease.

“Substantial Completion” and grammatical variations thereof have the meanings set forth in Section 6.01(a) hereof.

“Substantial Completion Date” means the date on which Substantial Completion occurs.

“Title Defect” means any encumbrance that is not a Permitted Encumbrance and that is recorded against or otherwise affects the School Unit or the Common Elements serving such Unit.

“Title Insurer” means Fidelity National Title Insurance Company and, if applicable, any co-insurer.

“Transfer Tax Forms” has the meaning set forth in Section 10.04(b) hereof.

“Unit” has the meaning ascribed to it in the Condominium Documents.

“Unqualified Person” means a Person that (i) is in default or in breach, beyond any applicable grace period, of its material obligations under any material written agreement with SCA (unless such default or breach has been waived in writing by SCA); or (ii) has been convicted in a criminal proceeding for a felony involving fraud or defalcation.

Article II

TERM; LPC APPROVAL; CONSTRUCTION LOAN; MASTER LEASE AND SUBLEASE

Section 2.01    Term. The term of this Agreement shall commence on the date hereof and shall terminate on the date Developer and Purchaser have satisfied all of their obligations hereunder unless sooner terminated pursuant to an express provision of this Agreement, subject to the survival of any provisions that expressly or by their general intent survive the termination of this Agreement.

Section 2.02    LPC Approval.

(a)       SCA acknowledges and agrees that (1) construction of the School Unit is subject to terms and conditions of the approval (the “LPC Approval”) of the Landmarks Preservation Commission (“LPC”) as evidenced by the Status Update Letter dated March 8, 2016, and (2) any work outside of the LPC Approval may require further approval from LPC.

Section 2.03    Construction Loan

(a)       Developer intends to obtain a construction loan (a “Construction Loan”) in order to construct the Building. On or prior to the closing of the Construction Loan, the existing mortgage encumbering the Property will be satisfied or assigned to the construction lender. Unless the construction lender shall be a Qualified Lender, SCA shall have the right to approve the construction lender, such approval not to be unreasonably withheld, conditioned or delayed. SCA shall have a further right to approve the loan documents (to the extent the provisions thereof are, in any material respect, inconsistent with Developer’s obligations under this Agreement), such consent not to be unreasonably withheld, conditioned or delayed. Without limitation, SCA may require that the following matters be included in the loan documents for the benefit of SCA:

(i)       Subject to Section 3.03(b) below, the construction lender must not permit any changes in the Project specifications or application of Construction Loan proceeds in a manner inconsistent with Section 3.01(a)(vi) hereof regarding the size of the School Unit or that would otherwise adversely affect the School Unit or its functionality or, except to a de minimis extent, operations of the School Program, without the consent of SCA and the City of New York if such change (A) would be inconsistent in any material respect with the 100% School Base Building CD’s (as applicable), or (B)(1) would adversely affect the functionality or, except to a de minimis extent, operations of the School Program and/or (2) would cause the hard costs of the School Fit-Out Work to be increased (unless Developer agrees to pay such excess).

(ii)       Performance under the loan documents by Developer must meet the time requirements set forth in this Agreement.

(iii)      The construction lender must, if it succeeds to the interest of Developer with respect to the Sublease (as defined below), cause the project to be completed with a deed delivered for the School Unit, regardless of any remedy obtainable by the construction lender, including foreclosure.

(iv)       If the construction lender completes the Building it must use either a Qualified Developer or another developer approved by SCA and the City of New York, such approval not to be unreasonably withheld, conditioned or delayed.

(v)       Any purchaser of Developer’s interest in the Sublease in connection with a foreclosure of the mortgage securing the Construction Loan or any successor-in-interest to such purchaser will complete the Building in accordance with this Agreement, deliver a deed for the School Unit to the SCA as contemplated herein, and use either a Qualified Developer or another developer approved by SCA and the City of New York (such approval not to be unreasonably withheld, conditioned or delayed) within a time period approved by SCA (such approval not to be unreasonably withheld, conditioned or delayed).

(vi)       SCA will have remedies upon a failure to complete and deliver the School Unit within an agreed upon amount of time, including the right to cancel the Sublease if the construction lender defaults on its obligations and the construction lender fails to take adequate steps to cure after it succeeds to Developer’s interest in the Sublease.

(vii)       SCA shall be entitled to terminate the GMP Contract (as defined below) in the event Developer’s construction lender defaults beyond notice and cure in its obligations to SCA after succeeding to Developer’s interest in the Sublease (a “Construction Lender Event of Default”). In the event of a Construction Lender Event of Default, SCA may elect to perform the School Base Building Work in accordance with its statutory procurement requirements but such performance by SCA shall not, in any material respect, impair the development of the remainder of the Project.

(viii)      Developer’s construction lender will either subordinate its mortgage on the fee interest in the Property to the Master Lease or provide SCA with a subordination non-disturbance and attornment agreement;

(b)       SCA will enter into the Interparty Agreement under which, if Developer defaults (beyond notice and cure) in its construction obligations, if and when the construction lender succeeds to Developer’s interest under the Sublease, the construction lender will be required to perform Developer’s construction obligations under this Agreement within a time period reasonably acceptable to SCA. If a party other than a construction lender succeeds to Developer’s interest under the Sublease, that party will have an obligation to fulfill such construction obligations. The Interparty Agreement will include the rights and obligations of the parties in the event the construction lender or a successor does not or cannot complete the School Base Building Work. Also, the Interparty Agreement will address (1) a default by Developer both before and after the conveyance of the School Unit to SCA, and (2) who has priority with respect to the respective guaranties to be provided to each of SCA and the construction lender.

(c)       For the avoidance of doubt, Developer’s financing of the Project may include EB-5 financing, even if the EB-5 lender is not a Qualified Lender. So long as the EB-5 lender meets all of the criteria of a Permitted Lender, it shall have the rights of a Qualified Lender hereunder. If a default under an EB-5 loan has occurred and is continuing, the EB-5 lender shall not be entitled to enforce any of the rights applicable to a Qualified Lender under Article XV of the Sublease unless and until the EB-5 lender shall have provided SCA with the applicable loan default notice.  Further, the EB-5 lender shall not be entitled to recognition under the Sublease or a new sublease as contemplated by Article XV of the Sublease, unless and until the EB-5 lender is or engages a Qualified Developer to perform any outstanding work required to be performed by Developer under this Agreement. In the event Developer uses EB-5 financing, Developer agrees to indemnify, defend and hold harmless the SCA Indemnitees, DOE, New York City, and any agency thereof (individually an “NYC Indemnitee” and collectively, the “NYC Indemnitees”) in the event of any investigation, prosecution or other litigation related to EB-5 financing for the Project (but excluding any of the foregoing arising out of the negligence, willful misconduct or breach of this Agreement by any NYC Indemnitee) and shall use counsel chosen by Developer and reasonably acceptable to SCA, at the expense of the Developer. The foregoing sentence shall survive Closing or termination of this Agreement. At the option of SCA, Developer will cause the EB-5 Lender to enter into an interparty agreement with SCA as is contemplated with respect to a Qualified Lender.

Section 2.04    Master Lease and Sublease

(a)       At the closing of the Construction Loan, Developer and SCA shall enter into the lease annexed hereto as Exhibit C (the “Master Lease”) and the sublease annexed hereto as Exhibit D (the “Sublease”), and will execute, notarize and cause to be recorded the Memorandum of Master Lease annexed hereto as Exhibit U and the Memorandum of Sublease annexed hereto as Exhibit V (which memoranda of lease will be recorded before Developer’s construction lender’s mortgage, with the Memorandum of Master Lease being recorded before the Memoranda of Sublease). Upon any termination of the Master Lease and Sublease (including at Closing), Developer and SCA shall promptly execute, notarize and record the termination of Memorandum of Master Lease annexed hereto as Exhibit W and the termination of Memorandum of Sublease annexed hereto as Exhibit X (collectively, the “MOL Terminations”), which obligation shall survive the termination of this Agreement. The parties will complete, execute and record any transfer tax forms required in connection with all of the foregoing. SCA is exempt from State of New York and City of New York transfer taxes with respect to the Master Lease and the Sublease and SCA shall provide such materials (if any) as the applicable governmental authorities shall require to evidence such exemption.

Article III

SCHOOL BASE BUILDING WORK AND SCHOOL FIT-OUT WORK; CONSTRUCTION DRAWINGS AND ESTIMATES

Section 3.01    School Base Building Work and School Fit-Out Work.

(a)          School Base Building Work.

(i)       Intentionally omitted.

(ii)       School Cost Allocation Methods and Preliminary Hard Cost Estimate. Annexed hereto as Exhibit G is the Description of Hard Cost Allocation for Public School (the “Base Building Hard Cost Allocation”), which Base Building Hard Cost Allocation sets forth the parties’ agreed methods for allocating, from time to time, applicable hard costs of constructing the core and shell of the Building to the portions of the core and shell of the Building required for construction of the School Unit. Also annexed hereto as Exhibit G is the Land Value and Soft Cost Allocation for Public School (the “Land Value and Soft Cost Allocation”), which Land Value and Soft Cost Allocation, among other things, sets forth the parties’ agreed methods for allocating, from time to time, land value and the parties’ agreed methods for allocating soft costs of constructing the core and shell of the Building to the portions of the core and shell of the Building required for construction of the School Unit.

(iii)       Intentionally omitted.

(iv)       School Base Building Design and Budget Development Process. As further provided below in Section 3.03, Developer has caused the Base Building Architect (as defined below) to prepare 100% complete school base building construction drawings. Developer has caused an overall estimate to be prepared (including by obtaining bids for major trades) based on 100% complete construction plans and specifications for the Building.

(v)       “School Base Building Work” Defined. For purposes of the design development, estimating, bidding and value engineering process set forth more fully in Section 3.03, “School Base Building Work” means the portions of the core and shell of the Building required for construction by or on behalf of Developer of the School Unit in accordance with this Agreement and as may be modified as expressly provided in this Agreement. Upon completion of the design development, estimating, bidding and value engineering process set forth more fully in Section 3.03, “School Base Building Work” means the work shown and described on the final 100% School Base Building CD’s (as defined in Section 3.03) and as may be modified as expressly provided in this Agreement.

(vi)       Size of School Unit. Notwithstanding anything to the contrary in this Section 3.01 or elsewhere in this Agreement, the parties acknowledge and agree that no changes from the School Program (hereinafter defined) set forth on Exhibit I to the size of the School Unit may (1) adversely affect the functionality or, except to a de minimis extent, operations of the School Program or (2) result in the School Unit not being of sufficient size to accommodate the School Program, in each case without the prior written consent of SCA.

(b)         School Fit-Out Work and School F&E Work. (i) SCA shall cause the School Fit-Out Work to be completed in accordance with (A) the spaces designated as “SCA Spaces” on Exhibit I annexed hereto (the “School Program”), (B) School Fit-Out Construction Drawings (as defined below), and (C) all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, SCA (and not Developer) shall be solely responsible for obtaining a temporary certificate of occupancy for the School Unit, it being understood in furtherance of the foregoing and for purposes of clarification that the issuance of a temporary certificate of occupancy for the School Unit shall not be required for Substantial Completion to have occurred and shall not be a condition to the obligation of SCA to pay Developer the Construction Supervision Fee (including without limitation any Holdback Amount) or to close on the acquisition of the School Unit. For purposes of this Agreement, “School Fit-Out Work” means the work necessary to fit out the School Unit for operation of the Public School in accordance with the provisions of this Agreement. School Fit-Out Work and any other work SCA may require including, without limitation, delivering its furniture, fixtures and equipment (“F&E”) to the School Unit and installing its F&E (collectively, the “School F&E Work”) shall be the sole responsibility of SCA. All School Fit-Out Work shall be performed, and all F&E shall be purchased, delivered and installed, at the sole expense of SCA. This paragraph shall survive the Closing.

(ii)       Subject to the remainder of this paragraph, Developer and SCA shall reasonably cooperate so that the School Fit-Out Work and any work the Developer may be performing at the Building do not interfere with each other, and in order to minimize restrictions and delays with respect to such work. If SCA shall elect to use union labor in respect of any such work at such time as Developer shall have engaged non-union labor, the parties shall reasonably cooperate with each other to establish a “second gate” for SCA’s union labor. In this regard, prior to the commencement of the School Fit-Out Work, the parties shall confer with each other with respect to relevant labor considerations affecting, and necessary for the concurrent and orderly performance of, the Project and the School Fit-Out Work. Nothing in this Agreement, however, shall require Developer to change its desired labor practices and policies in respect of the Project. Notwithstanding anything to the contrary contained in this Agreement, in no event shall SCA perform or cause to be performed any work in or to the Property until the completion of the SCA Pre- and Post-Turnover Work and Punch List Items (as “completion” shall be determined by Developer in its reasonable discretion). Subsequent to the completion of the SCA Pre- and Post-Turnover Work and the Punch List Items, any work by or on behalf of SCA in or to, or requiring access through, a portion of the Property outside of the School Unit (including, without limitation, in connection with School Limited Common Elements (as defined in the Declaration) and School Unit facilities located in the Cellar (as used in the Declaration) or on the 9th Floor (as used in the Declaration), or the School Unit’s dedicated chiller located on the main roof) in which Developer’s construction work is ongoing shall be permitted, provided, in each instance such work: (i) shall not interfere with Developer’s work; (ii) shall be scheduled in advance and coordinated with Developer and Developer’s contractors; (iii) may be subject to periodic and temporary delays or postponements as may be necessary in connection with Developer’s work; and (iv) may be subject to such additional restrictions with respect to access and manner of work permitted as are necessary (in the case of (iii) and (iv) above, as shall be determined by Developer in Developer’s sole discretion). In addition, during Developer’s construction work, Developer shall have the right to shut off the shared sprinkler system for temporary periods and from time to time; provided, however, Developer shall not shut off the shared sprinkler system while school is in session without the implementation of a fire watch or other protections in compliance with applicable laws. This Section 3.01(b)(ii) shall survive Closing.

(c)          Construction Supervision Fee; Not-to Exceed Amounts; Value Engineering.

(i)       In connection with Developer’s performance of the School Base Building Work, SCA shall pay a fee to the Developer (the “Construction Supervision Fee”) in the amount and in periodic installments in accordance with the guidelines set forth on Exhibit H annexed hereto.

(ii)       Intentionally omitted.

(iii)       Developer, with the reasonable cooperation of SCA, shall perform or cause to be performed such value engineering of the hard costs of School Base Building Work as may be necessary to prevent the Public School Project Costs from exceeding the Public School Project Costs Not-to-Exceed Amount.

(d)          Sales and Use Tax Exemption for School Base Building Work. SCA has advised Developer that because SCA qualifies as an exempt organization under Section 1116(a) of the New York Tax Law, SCA may be exempt from New York State and New York City sales and use taxes on tangible personal property and services used to improve real property (the “Sales and Use Taxes”). SCA and Developer agree to afford all reasonable assistance and cooperation to each other in their efforts to secure a confirmation, satisfactory to Developer and SCA, that SCA’s exemption from Sales and Use Taxes will be available for the School Base Building Work. SCA and Developer further agree, promptly, diligently and with continuity following execution and delivery of this Agreement by the parties, to use all reasonable efforts to secure such confirmation as soon as reasonably practicable. SCA acknowledges and agrees that in the event SCA is not exempt from Sales and Use Taxes, SCA will be responsible for paying the same to the extent allocable to the School Base Building Work.

Section 3.02     School Base Building Design Consultants. The architect for the School Base Building Work shall be FXFowle Architects LLP or such other architect as shall have been selected by Developer in Developer’s sole discretion (“School Base Building Architect”). The engineer, code consultant and other design consultants for the School Base Building Work shall be the engineer, code consultant and other design consultants for the School Base Building Work as shall have been selected by Developer in Developer’s sole discretion (together with the School Base Building Architect, collectively, the “School Base Building Design Consultants”).

Section 3.03    School Base Building Construction Drawings.

(a)         School Fit-Out Construction Drawings. The current version of the School Fit-Out construction drawings (the “School Fit-Out Construction Drawings”) are attached hereto as Exhibit M, it being understood that SCA shall be responsible, at SCA’s sole cost and expense, for promptly providing to Developer and the School Base Building Architect any update to the School Fit-Out Construction Drawings.

(b)         Code Compliance. Notwithstanding anything to the contrary contained in this Agreement, (I) SCA shall be liable (including, without limitation, for the cost of Change Orders) for (i) any non-compliance (“SCA Design Non-Compliance”) of the 100% School Base Building CD’s with applicable codes or other Legal Requirements for the operation of a school, to the extent that such non-compliance arises from any drawings, design or specifications provided to Developer or School Base Building Architect by SCA or its architect or other consultants (“SCA Design”), and (ii) any changes to applicable codes or other Legal Requirements solely to the extent such changes pertain to requirements for the operation of a school, which changes are first imposed by the applicable governmental authority after April 30, 2017 (“Post-April Non-Compliance”), and (II) solely vis-à-vis SCA, Developer shall be liable (including, without limitation, for the cost of Change Orders) for (a) errors on the 100% School Base Building CD’s that result from School Base Building Architect incorrectly incorporating the SCA Design into the 100% School Base Building CD’s, and (b) any non-compliance of the 100% School Base Building CD’s with applicable codes or other Legal Requirements for the operation of a school in effect as of April 30, 2017, except to the extent that such non-compliance arises from any SCA Design. The foregoing shall in no event limit Developer’s rights and remedies against the School Base Building Architect or any engineer or contractor in connection with subclause (II) above.

(c)          Intentionally omitted.

(d)          Intentionally omitted.

(e)          Intentionally omitted.

(f)           Intentionally omitted.

(g)          100% School Base Building CD’s.

(i)       Subject to Section 3.03(b) above, the School Base Building Architect has developed the School Base Building Work construction documents (inclusive of an addendum) to be (A) complete and coordinated for architectural and engineering purposes, (B) in conformance with all New York City codes and other applicable Legal Requirements, and (C) a complete set of biddable construction plans and specifications (inclusive of such addendum) (as they may be modified as expressly provided in this Agreement, hereinafter, the “100% School Base Building CD’s”). The 100% School Base Building CD’s are attached hereto as Exhibit Y.

(ii)       Developer has furnished SCA with copies of the 100% School Base Building CD’s, together with any bulletins, sketches, letters or narrative summaries issued by the School Base Building Architect in connection therewith.

(h)          Codes and Other Legal Requirements. The 100% School Base Building CD’s shall be filed by Developer with the Buildings Department and all other governmental agencies having jurisdiction (or Developer may incorporate the 100% School Base Building CD’s into a CD set for the entire Building for such filing purposes if acceptable to the Buildings Department). Any changes to the 100% School Base Building CD’s required by any governmental agency shall be disclosed by Developer to SCA and shall promptly be incorporated into the 100% School Base Building CD’s by the School Base Building Architect.

(i)           School Base Building Work Revisions.

(i)       Notwithstanding anything to the contrary in this Section 3.03, Developer may, from time to time, make revisions to the 100% School Base Building CD’s (any such revisions are hereinafter referred to as “School Base Building Work Revisions”). Unless such School Base Building Work Revisions are necessary in order to conform the 100% School Base Building CD’s to codes or other Legal Requirements, they shall be subject to the approval of SCA, provided, that SCA’s approval shall not be withheld unless such School Base Building Work Revisions would be inconsistent with Section 3.01(a)(vi) hereof regarding the size of the School Unit or would otherwise adversely affect the functionality or, except to a de minimis extent, operations of the School Program and/or cause the hard costs of the School Fit-Out Work to be increased (unless Developer agrees to pay such excess).

(ii)       SCA shall approve or disapprove any School Base Building Work Revisions within five (5) Business Days after receipt thereof. If SCA disapproves such School Base Building Work Revisions, such disapproval shall state specifically in writing (which may include mark-ups of the School Base Building Work Revisions) the grounds for disapproval and the modifications requested. If SCA shall not have approved or disapproved the School Base Building Work Revisions within five (5) Business Days after receipt thereof, the School Base Building Work Revisions shall be deemed approved.

(iii)       If SCA shall have timely disapproved the School Base Building Work Revisions, then within three (3) Business Days after Developer’s written request, Developer, SCA and the School Base Building Architect shall meet at Developer’s office and use diligent efforts, with continuity, to resolve SCA’s objections. If SCA’s objections shall not have been resolved within three (3) Business Days after Developer’s request for such a meeting, then either party may submit the validity of SCA’s objections to expedited arbitration pursuant to Article VII. SCA may withhold payment of any amounts in respect of the costs of implementing School Base Building Work Revisions that are disputed as expressly permitted pursuant to subsection (i) above until SCA’s objections have been resolved in accordance with this Agreement, but all amounts that are not so disputed shall be timely paid by SCA.

(iv)       Copies of any modifications to the School Base Building Work Revisions prepared in response to SCA’s objections or prepared in response to the decision of an Arbitrator resolving such objections, shall be furnished to SCA promptly after completion thereof.

(j)           Partial School Base Building CD’s. In order to expedite completion of the School Base Building Work, if in the reasonable judgment of the School Base Building Architect the same are complete and integrated enough for SCA to review and comment on, Developer may request SCA to review mechanical, electrical and plumbing plans and specifications, pre-purchase specifications and long lead items. If Developer so requests, it shall submit to SCA specific working drawings for the aspect of the School Base Building Work in question together with, if applicable, a detailed description of the equipment or materials to be purchased (model numbers, names of manufacturers, etc.). Any such partial School Base Building CD’s shall be subject to the approval of SCA, provided, that SCA’s approval shall not be withheld (i) unless such partial School Base Building CD’s would be inconsistent with Section 3.01(a)(vi) hereof regarding the size of the School Unit or would otherwise adversely affect the functionality or, except to a de minimis extent, operations of the School Program or (ii) unless such partial School Base building CD’s would cause the hard costs of the School Fit-Out Work to be increased (unless Developer agrees to pay such excess). SCA shall approve or disapprove Developer’s request within a reasonable period of time, not to exceed five (5) Business Days after SCA’s receipt thereof, such approval not to be unreasonably withheld. If SCA disapproves any such request, SCA shall thereafter approve or disapprove any revised request within three (3) Business Days after SCA’s receipt of such revised request, such approval not to be unreasonably withheld. Any disapproval shall be in writing (which may include mark-ups of the partial plans and specifications submitted for approval) and shall specify the grounds for disapproval and the modifications requested. If SCA fails so to approve or disapprove such partial plans and specifications within such five (5) Business Day or three (3) Business Day period, as the case may be, such partial plans and specifications shall be deemed approved. If any SCA objections to a Developer’s revised request are not resolved within five (5) Business Days after Developer’s receipt thereof, either party may submit SCA’s then remaining objections to expedited arbitration pursuant to Article VII.

(k)         School Exterior Signage. SCA acknowledges Developer’s desire that exterior signage for the Public School be harmonious with Developer’s overall signage criteria for the Building. Accordingly, SCA agrees to afford reasonable cooperation to the School Base Building Architect so that the School Base Building Architect may develop an exterior signage plan for the Public School that meets SCA’s functional requirements and is also integrated with the overall exterior signage plan for the Building. Promptly upon Developer’s request, SCA shall (i) furnish Developer with any required SCA specifications for exterior signage for the Public School, (ii) review and give all reasonable consideration to proposed exterior signage plans for the Public School (and revisions thereto) prepared by the School Base Building Architect, and (iii) meet with Developer and the School Base Building Architect to discuss SCA comments on exterior signage plans for the Public School (or revisions thereto) prepared by the School Base Building Architect. All costs and expenses in connection with the School Exterior Signage shall be borne by SCA (and shall not be considered Public School Project Costs), and all work in connection with the same shall not be considered School Base Building Work. The Condominium Documents set forth the currently agreed upon signage requirements. This paragraph shall survive Closing.

Article IV

AWARD OF CONTRACTS; COMMENCEMENT AND PERFORMANCE OF SCHOOL BASE BUILDING WORK AND SCHOOL FIT-OUT WORK

Section 4.01    Construction Manager for School Base Building Work; Award of Contracts for School Base Building Work.

(a)       The construction manager for the School Base Building Work shall be (1) Construction Manager, (2) an Affiliate of Developer engaged on arms-length terms, or (3) such other third party construction manager as Developer shall select in its sole discretion.

(b)       Award of Contracts for School Base Building Work. Developer shall promptly commence the award of trade contracts for performance of the School Base Building Work, which trade contracts shall be based substantially on the 100% School Base Building CD’s. In the case of major trades, such contracts shall be entered into with the lowest responsive and responsible bidders then available (as identified by Developer). Developer’s contract with the Construction Manager for the School Base Building Work shall be a guaranteed maximum price contract (the “GMP Contract”). For the avoidance of doubt, Developer shall have the right to enter into trade contracts directly, or have the Construction Manager do so.

Section 4.02    General Contractor for School Fit-Out Work.

(a)          General Contractor for School Fit-Out Work.

(i)       The general contractor for the School Fit-Out Work shall be selected by SCA.

Section 4.03     Commencement and Performance of School Base Building Work; SCA Termination Option for Failure to Commence Construction; Developer Termination Option for Failure to Obtain Construction Loan.

(a)         As soon as reasonably practicable after (i) execution and delivery of this Agreement by the parties, (ii) funding of the first draw under Developer’s construction loan, and (iii) Developer or its Construction Manager having entered into trade contracts for the School Base Building Work, Developer shall commence performance of the School Base Building Work and shall thereafter prosecute the same diligently and with continuity to completion, subject to Force Majeure and to SCA Delays (as hereinafter defined). Notwithstanding anything to the contrary in the preceding sentence, SCA acknowledges and agrees that Developer may elect, in Developer’s sole discretion, to commence the work of early trades such as excavation and foundation prior to the closing of Developer’s construction loan. SCA shall cooperate with Developer as reasonably requested in connection with the performance of the School Base Building Work including, without limitation, in order to obtain a building permit.

(b)         If Developer has not Commenced Construction of the School Base Building Work within one hundred eighty (180) days after the Effective Date (the “Construction Commencement Deadline”), which Construction Commencement Deadline shall be subject to extension for Force Majeure and SCA Delays, then commencing on the day after the expiration of the Construction Commencement Deadline and continuing thereafter (but prior to any subsequent Commencement of Construction of the School Base Building Work), SCA shall have the right, as SCA’s sole and exclusive remedy, to terminate this Agreement on ninety (90) days prior notice. If Developer shall not have Commenced Construction of the School Base Building Work prior to the expiration of such ninety (90) day period, then (i) this Agreement shall terminate at the close of business on the ninetieth (90th) day, (ii) within thirty (30) days after the termination date, Developer shall pay to SCA, without interest, the aggregate amount of all Requisitions (including the Catch-Up Requisition) previously paid to Developer by SCA, and (iii) neither party shall have any further obligation to the other. “Commence[ment of] Construction of the School Base Building Work” means commencement of excavation using heavy equipment.

(c)         Developer shall have the right to terminate this Agreement (i) if at any time prior to the Construction Commencement Deadline, Developer notifies SCA that Developer has been unable to obtain a construction loan commitment or fully-executed construction loan term sheet for the Project on terms and conditions acceptable to Developer in Developer’s sole discretion, and/or (ii) in the event that Developer has obtained a construction loan commitment or fully-executed construction loan term sheet for the Project, if at any time prior to the date that is twenty-four (24) months after the Effective Date (which date is subject to extension for Force Majeure and SCA Delays) Developer notifies SCA that Developer has determined, in Developer’s sole discretion, that it is not feasible for Developer to close on a construction loan for the Project. Any such notice shall specify a termination date that is not less than thirty (30) days nor more than ninety (90) days after the date of the notice. Upon the termination date (as specified in the notice), (x) Developer shall pay to SCA, without interest, the aggregate amount of all Requisitions and payments (including the Catch-Up Requisition) previously paid to Developer by SCA, (y) this Agreement shall terminate, and (z) neither party shall have any further obligation to the other.

Section 4.04    Intentionally omitted.

Section 4.05    Construction Schedule. Annexed hereto as Exhibit N is a schedule for performance of the School Base Building Work (as updated from time to time, the “Construction Schedule”). Developer and SCA acknowledge and agree that except as specifically set forth in Section 5.05, the Construction Schedule is for informational purposes only, is not binding on either party and shall not be deemed to modify the rights of either party under this Agreement. Developer shall cause the Construction Schedule to be updated from time to time and shall furnish SCA with all updates of the Construction Schedule promptly after the same are received by Developer.

Section 4.06    Methods and Materials.

(a)         Methods and Materials. Developer shall cause the performance of the School Base Building Work in such manner as Developer shall determine in its sole discretion, consistent, however, with the 100% School Base Building CD’s and the provisions of this Agreement.

Section 4.07    SCA’s Project Representative; Coordination Meetings.

(a)         SCA’s Project Representative.

(i)       SCA shall designate a representative of SCA designated by notice pursuant to Article XIV of this Agreement, as “SCA’s Project Representative.” SCA’s Project Representative shall administer this Agreement on behalf of SCA, shall attend so-called “pencil requisitions” on behalf of SCA, and shall have the authority (or shall diligently and promptly obtain the required authorization, as needed) to bind SCA with respect to approval of Requisitions, authorization of Change Orders, Substantial Completion, completion of Punch List Items and all other matters requiring SCA consent, approval or authorization as provided in this Agreement. SCA hereby designates Richard Mazur as its initial SCA’s Project Representative.

(ii)       Without limiting any rights or obligations of SCA or Developer contained in Section 4.07(b), Section 5.02(b), Section 6.02 or any other provisions of this Agreement, SCA’s Project Representative shall have the right, from time to time without notice, to observe Developer’s performance of the School Base Building Work for the purpose of ensuring that the School Base Building Work is undertaken in accordance with this Agreement, but the parties will reasonably coordinate in order to avoid interference with Developer’s work including, without limitation, the School Base Building Work.

(b)         Coordination Meetings. Commencing the date hereof and continuing until commencement of performance of the School Base Building Work, SCA shall cause SCA’s Project Representative to meet with Developer and Developer’s Construction Manager(s) during business hours once per week in order to review the progress of design, estimating, bidding and contracting of the School Base Building Work. Commencing with commencement of performance of the School Base Building Work and continuing until the School Base Building Work has been Substantially Completed, SCA shall cause SCA’s Project Representative to meet with Developer and Developer’s Construction Manager(s) during business hours once each week in order to review the progress of performance of the School Base Building Work. Any such meetings may be held at the Building if so requested by Developer. Developer shall cause minutes to be prepared for all such meetings and shall provide copies of the same to SCA promptly after receipt thereof by Developer. If SCA’s Project Representative is unable to attend or fails to attend a coordination meeting, Developer shall notify SCA in writing of such absence (including by referencing the same in the minutes) and shall notify SCA in writing (including by referencing the same in the minutes) of any issues that Developer was unable to resolve as a consequence of such absence.

(c)         Project Meetings. SCA may attend Developer’s project meetings with its Construction Manager and contractors if and to the extent such meetings address School Base Building Work (or work on the core and shell of the Building other than the School Base Building Work) that would affect the School Fit-Out Work. Developer shall endeavor to give SCA reasonable prior notice of such project meetings, which notice may be oral, by telephone and/or by e-mail.

Article V

PUBLIC SCHOOL PROJECT COSTS; REQUISITIONS AND PAYMENT OF REQUISITIONS; SAVINGS; CHANGE ORDERS AND DELAYS

Section 5.01     Public School Project Costs; Responsibility for Public School Project Costs; SCA Obligation to Obtain and Deliver CP to Developer.

(a)         Components of Public School Project Costs. “Public School Project Costs” means all Eligible Costs and expenses incurred by Developer in connection with development of the Public School, and, except as expressly provided in Section 5.04, is inclusive of all costs and expenses incurred by Developer in connection with any Change Orders. The Public School Project Costs consist of the following:

(i)       SCA’s payment in respect of the Land value (determined in accordance with Exhibit G), as referenced on the Breakdown of Public School Project Costs by Category annexed hereto as Exhibit O (the “Land Value Payment”), which SCA shall pay to the Developer in periodic installments in accordance with the guidelines set forth on Exhibit H annexed hereto;

(ii)       Interest on SCA’s allocable share of Pre-Development Costs, as referenced on Exhibit G;

(iii)      All soft costs incurred for the School Base Building Work, as the categories of such costs are more particularly described in Exhibit O and as such costs have been allocated to the School Base Building Work in accordance with Exhibit G (the “School Base Building Soft Costs”); and

(iv)       All hard costs of the School Base Building Work, and all accessory costs, as the categories of such costs are more particularly described in Exhibit O and as such costs have been allocated to the School Base Building Work in accordance with Exhibit G (the “School Base Building Hard Costs”).

(b)          Responsibility for Public School Project Costs.

(i)       SCA shall be responsible for all Public School Project Costs up to the Public School Project Costs Not-to-Exceed Amount and Developer shall be responsible for all Public School Project Costs in excess of the Public School Project Costs Not-to-Exceed Amount.

(ii)       Notwithstanding anything to the contrary in Section 5.01(b)(i), SCA shall be responsible for the costs of all Change Orders in respect of Public School Project Costs (a) initiated by SCA, (b) consented to by SCA, and/or (c) necessitated by the acts or omissions of SCA or its design professionals.

(iii)       Developer shall be responsible for the costs of certain Change Orders as specifically provided in Section 5.04.

(c)          SCA Obligation to Obtain and Deliver CP to Developer.

(i)       Commencing on the Effective Date, and continuing until the date when SCA has delivered to Developer copies of one or more CPs for at least, in the aggregate, the Purchase Price (not including the Land Value Payment), and an omnibus CP (the “Omnibus CP”) that covers (but may not specifically reference) an allocation for the Land Value Payment together, in the case of the Omnibus CP, with a letter from SCA in favor of Developer that funds in the amount of the Land Value Payment are available to SCA, pursuant to the Omnibus CP, for payment of the Land Value Payment in accordance with the terms of this Agreement (all of the foregoing, collectively, the “Required CPs”) to Developer or until the date when this Agreement shall have been terminated pursuant to Section 5.01(c)(ii), SCA shall use diligent good faith efforts, with continuity, to obtain the Required CPs. SCA shall deliver such CPs to Developer promptly upon SCA’s receipt of same from the Director of Management and Budget.

(ii)       If SCA has not delivered copies of the Required CPs to Developer on or before the date that is ninety (90) days after the Effective Date, then commencing on the day after the expiration of such ninety (90) day period and continuing thereafter (but prior to any subsequent delivery by SCA to the Developer of copies of the Required CPs), Developer shall have the right to terminate this Agreement upon fifteen (15) days’ prior notice. If SCA shall not have delivered copies of the Required CPs to Developer prior to the expiration of such fifteen (15) day period, then this Agreement shall terminate upon the close of business on such fifteenth (15th) day.

Section 5.02    Requisitions and Payment of Public School Project Costs.

(a)           Initial “Catch-Up” Requisition and Payment.

(i)       SCA acknowledges that prior to the execution and delivery of this Agreement, Developer submitted a “catch-up” requisition to SCA for a portion of the Land Value Payment, certain Pre-Development Costs, interest on such Pre-Development Costs and certain other Public School Project Costs incurred through October 31, 2017, in the aggregate amount of Thirteen Million Six Hundred Twenty Six Thousand Five Hundred and No Dollars ($13,626,500) (the “Catch-Up Requisition”). SCA further acknowledges that the Catch-Up Requisition has been approved by SCA’s Project Representative.

(ii)       SCA shall pay Developer the amount of the Catch-Up Requisition within fifteen (15) Business Days after the date hereof (the “Catch-Up Requisition Payment Due Date”). SCA acknowledges that the Catch-Up Requisition will not be subject to Retainage.

(b)          Costs Incurred Prior to First Draw Under Developer’s Construction Loan.

(i)         Requisition and Back-Up. Commencing on the Effective Date and continuing until the funding of the first draw under Developer’s construction loan, on or about the seventh (7th) day of each calendar month (unless SCA’s Project Representative agrees to accept the same more frequently), Developer may submit to SCA’s Project Representative a requisition substantially in the form annexed hereto as Exhibit P (hereinafter, a “Requisition”) for Public School Project Costs consisting of Pre-Development Costs, interest on Pre-Development Costs, and/or School Base Building Soft Costs. Each such Requisition may include such Public School Project Costs (A) incurred during the previous calendar month, or (B) incurred earlier, but not previously included in a Requisition, or (C) previously included in a Requisition, but not previously approved by SCA’s Project Representative, and shall be accompanied by the following:

(A)	A certification by an officer of Developer setting forth (1) the amount of the requested payment, (2) an itemization of the Public School Project Costs for which payment is being sought, (3) if and to the extent that the prior Requisition(s) covering such costs have been paid by SCA, a statement that all Public School Project Costs for work completed prior to and during the period covered by the immediately prior Requisition have been paid or otherwise satisfied by Developer, and (4) a list of contractors or vendors whose work is covered by the Requisition, indicating the amount requested on behalf of each such contractor or vendor and accompanied by evidence reasonably satisfactory to SCA’s Project Representative that the Public School Project Costs being requisitioned have not previously been reimbursed under this Agreement; and

(B)	True copies of (1) all contracts on account of which payment is being sought (or for contracts that have previously been delivered, a statement to that effect and copies of any amendments thereof), (2) supporting bills, invoices or other customary documentation reflecting the requisitioned Public School Project Costs; (3) a certificate of title continuation for the Property from the Title Insurer indicating no change in the state of title or liens not contemplated by the development of the Public School pursuant to this Agreement or previously approved by SCA’s Project Representative, other than Permitted Encumbrances, and (4) to the extent that the same would have been required under Developer’s construction loan documents if Developer’s construction loan for the Project had closed, lien waivers from contractors payment to which is covered by the Requisition in question.

In addition, the representations of Developer set forth in Section 12.01 shall be true, correct and complete in all material respects as of the date of submission of the Requisition and as of the date of SCA disbursement pursuant thereto.

(ii)       Approval of Requisition. Within five (5) Business Days after receipt of each Requisition, SCA’s Project Representative shall either approve or disapprove the Public School Project Costs included in such Requisition, provided, that all Public School Project Costs included in such Requisition shall be deemed approved unless, and except to the extent that, (A) the allocation of any amounts in respect of the Pre-Development Costs included in such Requisition is inconsistent with the allocation methodology set forth in Exhibit G, (B) the allocation of any School Base Building Soft Costs included in such Requisition is inconsistent with Exhibit G, or (C) the allocation of the Land Value Payment included in such Requisition is inconsistent with Exhibit G. If SCA’s Project Representative disapproves any Public School Project Costs included in such Requisition, the grounds for disapproval shall be stated specifically in writing. If SCA’s Project Representative fails to approve or disapprove the Public School Project Costs included in such Requisition within five (5) Business Days after receipt of such Requisition, all Public School Project Costs included in such Requisition shall be deemed approved.

(iii)       Disapproved Public School Project Costs. If SCA’s Project Representative has timely disapproved any Public School Project Costs included in a Requisition in accordance with Section 5.02(b)(ii), Developer, at Developer’s election, may either (A) resubmit the disapproved Public School Project Costs in one or more future Requisitions for approval by SCA’s Project Representative, or (B) submit the disapproved Public School Project Costs to expedited arbitration pursuant to Article VII. In either case, and notwithstanding any such disapproval, SCA shall timely pay all Public School Project Costs covered by the applicable Requisition in accordance with and subject to Section 5.02(b)(iv).

(iv)       Payment of Requisition. On or before the Requisition Payment Due Date, SCA shall pay to Developer all amounts in respect of the Pre-Development Costs, interest on Pre-Development costs and School Base Building Soft Costs included in such Requisition or such amount as determined by the Arbitrator (or Developer’s construction lender, as applicable).

(c)         Monthly Requisitions Commencing With First Draw Under Developer’s Construction Loan; “True-Up” Adjustment.

(i)       Requisition of Hard Costs. Commencing with the first draw under Developer’s construction loan and as the School Base Building Work progresses (and subsequent to Closing, as set forth in Section 5.02(g) below), Developer shall be entitled to requisition School Base Building Hard Costs (including without limitation any trade costs for the work of early trades such as excavation and foundation that have previously been incurred by Developer, at Developer’s election, pursuant to Section 4.03), in accordance with the following provisions of this Section 5.02(c). In addition, the initial such Requisition following the first draw under Developer’s construction loan shall include a “true-up” adjustment, pursuant to Section 5.02(e), for Public School Project Costs previously allocated to SCA pursuant to the Description of Hard Cost Allocation and the Land Value and Soft Cost Allocation attached as Exhibit G.

(ii)       “Pencil” Requisition Meeting and Walk-Through. Commencing with the calendar month prior to the calendar month in which Developer anticipates that funding of the first draw under Developer’s construction loan will occur and continuing until completion of all Punch List Items (as hereinafter defined) (and subsequent to Closing, as applicable, as set forth in Section 5.02(g) below), SCA’s Project Representative shall attend a monthly “pencil” requisition meeting and walk-through of the School Unit, which “pencil” requisition meeting and walk-through shall be conducted by Developer’s construction lender’s inspecting engineer, Developer’s Construction Manager(s) and Developer. Developer presently anticipates that such “pencil” requisition meeting and walk-through will occur on or about the 25th day of each month. At the conclusion of each “pencil” requisition meeting and walk-through: All School Base Building Hard Costs and School Base Building Soft Costs covered by the “pencil” requisition shall be deemed approved, unless and except to the extent any such costs have been specifically disapproved by Developer’s construction lender’s inspecting engineer.

(iii)       Requisition and Back-Up. Commencing with the calendar month in which Developer anticipates that funding of the first draw under Developer’s construction loan will occur and continuing until completion of all Punch List Items (and subsequent to Closing, as set forth in Section 5.02(g) below), on or about the seventh (7th) day of each calendar month (unless SCA’s Project Representative agrees to accept the same more frequently), Developer may submit to SCA’s Project Representative a Requisition for any and all Public School Project Costs as defined in Section 5.01(a). Each such Requisition may include Public School Project Costs (A) incurred during the previous calendar month, or (B) incurred earlier, but not previously included in a Requisition, or (C) previously included in a Requisition, but not previously approved by Developer’s construction lender (or its inspecting engineer) or SCA’s Project Representative, and shall be accompanied by the following:

(A)	A certification by an officer of Developer setting forth (1) the amount of the requested payment, (2) an itemization of the Public School Project Costs for which payment is being sought, (3) if and to the extent that the prior Requisition(s) covering such costs have been paid by SCA, a statement that all Public School Project Costs for work completed prior to and during the period covered by the immediately prior Requisition have been paid or otherwise satisfied by Developer, and (4) a list of contractors or vendors whose work is covered by the Requisition, indicating the amount requested on behalf of each such contractor or vendor and accompanied by evidence reasonably satisfactory to SCA’s Project Representative that the Public School Project Costs being requisitioned have not previously been reimbursed under this Agreement; and

(B)	True copies of (1) all contracts on account of which payment is being sought (or for contracts that have previously been delivered, a statement to that effect and copies of any amendments thereof), (2) as applicable, requisitions or applications for payment from trade contractors to Developer’s Construction Manager(s), and/or requisitions or applications for payment from Developer’s Construction Manager(s) to Developer, and/or other supporting bills, invoices or other documentation reflecting the requisitioned Public School Project Costs, (3) as applicable, a true copy of an “Application and Certificate for Payment” substantially in the form of AIA Forms G702 and G703, as such forms may be amended from time to time, completed and executed by Developer’s Construction Manager(s) and the School Base Building Architect with respect to all School Base Building Hard Costs covered by the Requisition, (4) as applicable, copies of any change orders, (5) a certificate of title continuation for the Property from the Title Insurer indicating no change in the state of title or liens not contemplated by the development of the Public School pursuant to this Agreement or previously approved by SCA’s Project Representative (except, with respect to Requisitions made subsequent to Closing, for changes in the state of title not caused by Developer or its contractors), and (6) to the extent required under Developer’s construction loan documents for the Project, lien waivers from contractors payment to which is being sought pursuant to the Requisition in question.

In addition, the representations of Developer set forth in Section 12.01 shall be true, correct and complete in all material respects as of the date of submission of the Requisition and as of the date of SCA disbursement pursuant thereto.

(iv)       Approval of Requisition. Within five (5) Business Days after receipt of each Requisition, SCA’s Project Representative shall either approve or disapprove the Public School Project Costs included in such Requisition, provided, that all Public School Project Costs included in such Requisition shall be deemed approved unless, and except to the extent that:

(A)	The allocation of any amounts in respect of the Pre-Development Costs included in such Requisition is inconsistent with the allocation methodology set forth in Exhibit G; or

(B)	Any School Base Building Soft Costs or School Base Building Hard Costs have previously been disapproved by Developer’s construction lender’s inspecting engineer at the “pencil” requisition meeting and walk-through for such Requisition.

If SCA’s Project Representative disapproves any Public School Project Costs included in such Requisition (other than Public School Project Costs previously disapproved at the “pencil” requisition and walk-through), the grounds for disapproval shall be stated specifically in writing. If SCA’s Project Representative fails to approve or disapprove the Public School Project Costs included in such Requisition (other than Public School Project Costs previously disapproved at the “pencil” requisition and walk-through) within five (5) Business Days after receipt of such Requisition, all such Public School Project Costs included in such Requisition shall be deemed approved.

(v)       Disapproved Public School Project Costs. If Developer’s construction lender’s inspecting engineer has disapproved any Public School Project Costs included in a “pencil” requisition in accordance with Section 5.02(c)(ii), then Developer may resubmit such disapproved Public School Project Costs in one or more future “pencil” requisitions or one or more Requisitions for approval by Developer’s construction lender’s inspecting engineer. If SCA’s Project Representative has timely disapproved any Public School Project Costs included in a “pencil” requisition or a Requisition in accordance with Section 5.02(c)(ii) or (iv), then Developer, at Developer’s election, may either (A) resubmit such disapproved Public School Project Costs in one or more future “pencil” requisitions and/or Requisitions for approval by SCA’s Project Representative, or (B) submit the disputed Public School Project Costs to expedited arbitration pursuant to Article VII. In any such case, and notwithstanding any such disapproval(s), SCA shall timely pay all Public School Project Costs covered by such Requisition (other than disputed amounts permitted to be withheld pursuant to Article VII hereof) in accordance with and subject to Section 5.02(b)(iv), Section 5.02(c)(vi) and Article VII hereof, as applicable.

(vi)       Payment of Requisition. On or before the Requisition Payment Due Date, subject to Section 5.02(b)(iv), Section 5.02(c)(v) and Article VII hereof, SCA shall pay Developer: (A) (1) all amounts in respect of Pre-Development Costs, interest on Pre-Development Costs, School Base Building Soft Costs, Land Value Payment and Construction Supervision Fee included in such Requisition, plus (2) the total of all School Base Building Hard Costs attributable to the School Base Building Work completed to the date of the Requisition, based on percentage completion, minus (B) (1) all School Base Building Hard Costs previously paid to Developer, plus (2) the applicable Retainage as defined in Section 5.02(d).

(d)         Retainage. “Retainage” means an amount equal to the then applicable percentage of School Base Building Hard Costs, exclusive of general conditions, construction management fees, the Construction Supervision Fee, insurance and bonds, Developer’s testing and survey costs and permits, in accordance with the following:

(i)          School Base Building Hard Costs.

(A)	Initial Retainage. Commencing with the Requisition following the first draw under Developer’s construction loan, Retainage for the School Base Building Hard Costs shall be the lesser of (1) ten percent (10%), or (2) the amount of retainage required by Developer’s construction lender under Developer’s construction loan.

(B)	Reduction of Retainage. If Developer’s construction loan permits retainage thereunder to be reduced upon Developer’s having achieved a specified percentage of completion of the School Base Building Work (or upon Developer’s satisfaction of other requirements for reduction of retainage), then upon Developer’s having achieved such specified percentage of completion of the School Base Building Work (or upon Developer’s satisfaction of such other requirements), Retainage shall be deemed reduced to the same extent for purposes of this Section 5.02.

(C)	Early Release of Certain Retainage. If Developer’s construction loan permits release of retainage thereunder attributable to contractors for early trades such as excavation and foundation, or permits retainage to be released for any other contractors whose portion of the School Base Building Work has been completed, or if Developer’s construction lender otherwise approves a request by Developer for release of such retainage, then upon Developer’s satisfaction of Developer’s construction lender’s conditions for release of such Retainage, SCA shall pay Retainage for such early trades, or Retainage for such other contractors whose portion of the School Base Building Work has been completed, to the same extent.

(D)	Release of the Balance of Retainage. Release of the balance of any Retainage remaining upon Substantial Completion of the School Base Building Work, or upon completion of Punch List Items for the School Base Building Work, shall be governed by the terms and conditions of Developer’s construction loan. This subparagraph (D) shall survive the Closing.

(ii)       Intentionally Omitted.

(e)         “True-Up” Adjustment for Allocations. As part of the initial Requisition following the first draw under Developer’s construction loan pursuant to Section 5.02(c), there shall be a “true-up” adjustment of Public School Project Costs that have been previously paid by SCA, commencing with the Catch-Up Requisition and ending with the Requisition preceding the first draw under Developer’s construction loan, on the basis of allocations pursuant to the Description of Hard Cost Allocation and the Land Value and Soft Cost Allocation on Exhibit G. The “true-up” adjustment shall reflect any changes to the underlying bases for such allocations (e.g., percentage of gross square footage, land allocation percentage) occurring between the Catch-Up Requisition and the Requisition preceding the first draw under Developer’s construction loan. If the “true-up” adjustment results in an amount due Developer, such amount, with interest at Developer’s cost of borrowing, shall be added to the initial Requisition following the first draw under Developer’s construction loan. If the “true-up” adjustment results in an amount due SCA, such amount shall be deducted from the initial Requisition following the first draw under Developer’s construction loan.

(f)           Holdback Amount.

(i)       Developer acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, SCA shall not be obligated to pay $1,500,000 of the Construction Supervision Fee until (A) the School Base Building Work has been Substantially Completed in accordance with the provisions of Section 6.01, and (B) SCA has reasonably determined that no conditions then exist, arising solely from construction (other than by SCA or its contractors) then continuing in any Unit other than the School Unit or in portions of the core and shell of the Building other than the School Base Building Work, that would prevent children from safely and appropriately attending at the Public School. The $1,500,000 of the Construction Supervision Fee to be held back pursuant to this Section 5.02(f) is hereinafter referred to as the “Holdback Amount”.

(ii)       Together with the initial monthly Requisition following the first draw under Developer’s construction loan pursuant to Section 5.02(c), Developer shall submit a projected draw schedule for the then balance of the Construction Supervision Fee to be requisitioned by Developer, which projected draw schedule for the remaining Construction Supervision Fee shall identify a portion of the Construction Supervision Fee still to be requisitioned equal, in the aggregate, to the Holdback Amount. Notwithstanding anything to the contrary in Section 5.02(c)(vi) concerning payment of Requisitions, SCA shall be deemed authorized to hold back the portion of the Construction Supervision Fee so identified by Developer until SCA has held back an amount, in the aggregate, equal to the Holdback Amount, and interest shall not be payable on the amounts so held back, until the Holdback Amount is due and payable pursuant to the provisions of this Section 5.02(f).

(iii)       Commencing on the date when the School Base Building Work has been Substantially Completed in accordance with the provisions of Section 6.01 and continuing thereafter until SCA has paid the Holdback Amount, Developer may submit a Requisition for (or including) the Holdback Amount. Payment of the Holdback Amount shall be deemed approved unless SCA’s Project Representative reasonably determines that conditions then exist, arising solely from construction by Developer then continuing in any Unit other than the School Unit or in portions of the core and shell of the Building other than the School Base Building Work, that would prevent children from being safely and appropriately enrolled at the Public School. If SCA’s Project Representative disapproves payment of the Holdback Amount, the grounds for such disapproval (including without limitation the construction conditions being relied on by SCA’s Project Representative) shall be stated specifically in writing. If SCA’s Project Representative fails to approve or disapprove payment of the Holdback Amount within fifteen (15) Business Day’s after receipt of such Requisition, then payment of the Holdback Amount shall be deemed approved.

(iv)       If SCA’s Project Representative has timely disapproved payment of the Holdback Amount, then Developer, at Developer’s election, may either (A) resubmit the Holdback Amount for payment in one or more future Requisitions for approval by SCA’s Project Representative, or (B) submit nonpayment of the Holdback Amount to expedited arbitration pursuant to Article VII, it being understood that SCA shall be responsible for causing the NYC Department of Education (sometimes referred to herein as “DOE”) to participate as necessary in such arbitration and that the decision of the arbitrator shall be binding irrespective of whether DOE participates in such arbitration. In any such case, and notwithstanding any such disapproval, SCA shall timely pay all Public School Project Costs (if any) covered by the same Requisition in accordance with and subject to Section 5.02(b)(iv), Section 5.02(c)(vi) and Article VII, as applicable.

(v)       On or before the Requisition Payment Due Date, SCA shall pay the Holdback Amount, subject to Section 7.02 hereof. The obligation of SCA to pay Developer the Holdback Amount shall survive Closing or termination of this Agreement; provided, however, that the Holdback Amount shall not be payable in the event SCA terminates this Agreement pursuant to Section 9.01 hereof as a result of Developer’s default.

(g)          Requisitions After Closing of Purchase of School Unit. Notwithstanding anything to the contrary in this Article 5, in Article 10 or elsewhere in this Agreement, Developer may submit Requisitions pursuant to this Section 5.02 after closing of the purchase of the School Unit, and SCA shall be responsible therefor to the extent the applicable amounts are not paid by Closing. This Section 5.02(g) shall survive Closing.

Section 5.03     Intentionally omitted.

Section 5.04    Change Orders.

(a)          “Change Order” Defined. “Change Order” means any change, addition or alteration in or to (i) the School Base Building Work as shown on the 100% School Base Building CD’s, or (ii) any drawings, plans or specifications, to the extent that any such change, addition or alteration (as opposed to mere correction or clarification) is inconsistent with any of the plans and specifications referenced in subsection (i) and would increase the Public School Project Costs (including without limitation by increasing the fees or reimbursables of the School Base Building Design Consultants) or increase Developer’s costs of designing or constructing the portions of the core and shell of the Building other than the School Base Building Work. Any SCA request that Developer use premium labor to accelerate Substantial Completion of the School Base Building Work shall also be deemed a Change Order.

(b)          Requests for Change Orders.

(i)       Any SCA request for a Change Order shall be submitted to Developer in writing. SCA requests for Change Orders shall be subject to Developer’s approval, not to be unreasonably withheld, provided, that it shall not be deemed unreasonable for Developer to withhold its approval for any Change Order which:

(A)	Intentionally Omitted.

(B)	Intentionally Omitted.

(C)	Following Commencement of Construction of the School Base Building Work, would, in Developer’s judgment, cause the Public School Project Costs to exceed the Public School Project Costs Not-to-Exceed Amount; or

(D)	Intentionally Omitted.

(E)	In Developer’s judgment, would adversely affect Developer’s then schedule for (1) Substantial Completion of the School Base Building Work, or (2) substantial completion of portions of the core and shell of the Building other than the School Base Building Work, or (3) substantial completion of any Unit other than the School Unit or work to be performed in any Unit other than the School Unit; or

(F)	In Developer’s judgment, would prevent or delay Developer from obtaining a temporary certificate of occupancy for any Unit (other than the School Unit) or for the Building.

Notwithstanding anything to the contrary in Sections 5.04(b)(i)(A) through (D), if increases in scope contemplated by any Change Order request submitted to Developer would cause the trade costs of the School Base Building Work, or the Public School Project Costs to exceed the limitations set forth in Sections 5.04(b)(i)(A) or (C) respectively, then if so requested by SCA, Developer shall cause the School Base Building Architect promptly, diligently and with continuity to meet with SCA, Developer and Developer’s Construction Manager(s) to effect compensating reductions in scope to the extent necessary to eliminate such excess. Alternately, SCA may notify Developer that it will obtain additional Evidence of Sufficient Funds to the extent necessary to eliminate any such excess not eliminated through compensating reductions in scope.

(ii)       As soon as reasonably practicable after receipt of SCA’s request, Developer shall notify SCA whether Developer approves or disapproves the requested Change Order. If Developer approves the requested Change Order, such approval shall be accompanied by a proposal, based upon reasonably detailed cost estimates supported by appropriate back-up from Developer’s Construction Manager, specifying the costs thereof, which costs shall include (A) any increases in Public School Project Costs (as the components thereof are defined in Section 5.01(a)) that would be occasioned by the requested Change Order (including without limitation costs of delays in performance of the School Base Building Work), (B) any costs resulting from adverse effects of the requested Change Order on Developer’s then schedule for (1) Substantial Completion of portions of the core and shell of the Building other than the School Base Building Work, or (2) Substantial Completion of any Unit other than the School Unit, or (3) Substantial Completion of work to be performed in any Unit other than the School Unit, and (C) any costs resulting from delays that would be caused by the requested Change Order in obtaining a temporary certificate of occupancy for any Unit (other than the School Unit) or for the Building. Notwithstanding anything to the contrary in the preceding sentence, but subject to Section 3.03(b) above, in no event shall SCA be responsible for increases in the hard costs of the School Fit-Out Work resulting from a requested Change Order to the School Fit-Out Work, if the requested Change Order is (a) occasioned by Change Orders to the School Base Building Work initiated by Developer after finalization of the 100% School Base Building CD’s in accordance with Section 3.03(h) (unless consented to by SCA or necessitated by the acts or omissions of SCA or its design professionals, or (b) occasioned by construction design defects that are the responsibility of the School Base Building Architect, or (c) occasioned by defects or material deviations in construction of the School Base Building Work.

(iii)       Upon receipt of Developer’s proposal, SCA shall have a reasonable period of time (given the costs of the Change Order as forth in Developer’s proposal), but not to exceed ten (10) Business Days, to accept such proposal or withdraw its request for a Change Order. If requested by SCA, Developer shall meet with SCA, the School Base Building Architect, the School Fit-Out Architect, and Developer’s Construction Manager(s), in order to discuss alternatives to any requested Change Order or to discuss methods that would reduce the costs of any requested Change Order. If acceptance of such proposal would cause the trade costs of the School Base Building Work or the Public School Project Costs to exceed the limitations set forth in Sections 5.04(b)(i)(A) or (C) respectively, then SCA’s acceptance shall be accompanied by Evidence of Sufficient Funds. Upon Developer’s receipt of such Evidence of Sufficient Funds, the Public School Project Costs Not-to-Exceed Amount shall be deemed automatically increased by the amount thereof.

(iv)       Upon SCA’s acceptance of Developer’s proposal and upon Developer’s receipt of any required Evidence of Sufficient Funds, (A) Developer shall perform the Change Order diligently and with continuity to completion, and (B) Developer may submit one or more Requisitions therefor, accompanied by applicable back-up and otherwise in accordance with the provisions of Section 5.02, until SCA has fully paid the costs thereof.

(v)       If SCA does not accept Developer’s proposal and withdraws its request for a Change Order, SCA shall pay Developer, within thirty (30) days after receipt of Developer’s reasonably detailed invoices therefor, all costs of preparing Developer’s proposal and the costs of Developer’s construction management services in connection with the requested Change Order.

(vi)       SCA acknowledges and agrees that notwithstanding SCA’s request for a Change Order, Developer’s performance of the School Base Building Work and of construction of portions of the core and shell of the Building other than the School Base Building Work shall continue without delay or interruption notwithstanding SCA’s request for a Change Order, Developer’s preparation of a proposal in response thereto, SCA’s consideration of Developer’s proposal, or any meetings or consultations in connection therewith.

(c)          Responsibility for Costs of Certain Developer Change Orders. Notwithstanding anything to the contrary in Section 5.01(b) or this Section 5.04, but subject to Section 3.03(b) above, Developer shall be responsible for (and shall not submit Requisitions for) any increases in the hard costs of the School Fit-Out Work resulting from Change Orders to the School Base Building Work (1) initiated by Developer after finalization of the 100% School Base Building CD’s in accordance with Section 3.03(h) (unless (I) consented to by SCA or (II) necessitated by the acts or omissions of SCA or its design professionals, any SCA Design Non-Compliance or any Post-April Non-Compliance), or (2) occasioned by construction design defects that are the responsibility of the School Base Building Architect, or (3) occasioned by defects or material deviations in construction of the School Base Building Work; provided that, subject to Section 3.03(b) above, in no event shall Change Orders to the School Base Building Work initiated by Developer (unless (I) consented to by SCA or (II) necessitated by the acts or omissions of SCA or its design professionals, any SCA Design Non-Compliance or any Post-April Non-Compliance) be inconsistent with Section 3.01(a)(vi) hereof regarding the size of the School Unit or otherwise adversely affect the functionality or, except to a de minimis extent, operations of the School Program, unless SCA shall consent thereto in writing.

(d)         Changes Requested by SCA or Otherwise Required. Notwithstanding anything to the contrary contained in this Agreement and without limiting SCA’s other obligations under this Agreement, if any changes to the School Base Building Work (1) requested by SCA, or (2) required due to SCA Design Non-Compliance or Post-April Non-Compliance, result in increased costs or expenses, such increase shall increase the Purchase Price on a dollar-for-dollar basis (with an increase in the Construction Supervision Fee calculated as if such increased costs and expenses were originally part of the Purchase Price), and the Public School Project Costs Not-to-Exceed Amount shall be deemed automatically increased by the amount thereof. The ability, without restriction, of SCA to pay all such increased costs and expenses shall be evidenced to Developer’s reasonable satisfaction as a condition to Developer’s approval of the applicable change.

Section 5.05     Delays.

(a)          SCA Delay.

(i)         There shall be an “SCA Delay” if Developer was actually delayed in achieving Substantial Completion of the School Base Building Work or completion of any Punch List Items, or in achieving substantial completion of any portion of the core and shell of the Building other than the School Base Building Work, or substantial completion of any Unit other than the School Unit, or substantial completion of any work to be performed in any Unit other than the School Unit, as a result of any delays, acts or omissions of SCA or its design professionals or other consultants that occur or are continuing after the date of this Agreement or as a result of any SCA Design Non-Compliance or Post-April Non-Compliance, including without limitation the delays, acts or omissions set forth in subparagraphs (A) through (J) below:

(A)	delays in furnishing written approvals, objections or comments within the time periods provided by Articles 3 or 4;

(B)	delays caused by Change Orders, delays caused by the failure of SCA to comply with SCA’s obligations pursuant to Section 5.04 regarding requested Change Orders, and delays caused by time needed for design, estimating, approval and permitting of requested Change Orders;

(C)	the failure of SCA’s Project Representative to respond within five (5) days after notice with respect to all issues which could not be addressed because of the absence of SCA’s Project Representative from bi-weekly or weekly coordination meetings;

(D)	the performance of work, or failure to perform work, by a person or entity employed by or on behalf of SCA;

(E)	any failure by SCA timely to pay Public School Project Costs covered by Requisitions submitted pursuant to Section 5.02 and required to be paid pursuant to this Agreement, and any failure by SCA to act diligently and in a timely manner, in accordance with SCA’s obligations under Section 5.02, with respect to approval of Requisitions or otherwise;

(F)	Intentionally omitted.

(G)	any failure by SCA to comply with the obligations of SCA under Section 6.01 with respect to Substantial Completion of the School Base Building Work;

(H)	Intentionally omitted;

(I)	any work or failure to perform work, or any other act or omission of or by SCA, or any violation caused by SCA, which delays Developer in obtaining a temporary certificate of occupancy for any Unit (other than the School Unit) or the Building; and

(J)	the failure of SCA to comply with its obligations with respect to the expedited arbitration procedures set forth in Article VII, or to duly comply with the determination of an Arbitrator pursuant to Article VII.

(ii)         Unless SCA knew or reasonably should have known of the events giving rise to an SCA Delay and the fact of such SCA Delay as evidenced by job minutes, correspondence, memoranda or other writings furnished to or issued to SCA (which job minutes, correspondence, etc. specifically refer to such events), SCA shall not become responsible for such delay until Developer notifies SCA of the events giving rise to such SCA Delay, the fact of such SCA Delay and (to the extent then reasonably ascertainable) the estimated costs incurred (or that may be incurred) as a result of such SCA Delay. As soon as reasonably practicable after the date when SCA knew or reasonably should have known, or after Developer shall have notified SCA, of the events giving rise to such SCA Delay and the fact of such SCA Delay, Developer shall furnish SCA with a detailed schedule impact analysis, with written narrative, showing the impacts of any such SCA Delay on the so-called “critical path” of the Construction Schedule as then updated, such analysis to include, without limitation, any concurrent delays or other delays impacting the Construction Schedule as then updated and not caused by SCA. In the case of a continuing SCA Delay, Developer agrees to consult with SCA, and to cause Developer’s Construction Manager(s) to consult with SCA, in an effort to mitigate such continuing SCA Delay.

(iii)        Without limiting anything contained in Section 5.04, SCA shall pay, within thirty (30) days after receipt of Developer’s reasonably detailed invoices therefor accompanied by customary back-up (including the detailed schedule impact analysis referred to in Section 5.05(a)(ii)), all increases in Public School Project Costs (including, without limitation, increases in Developer’s Project financing costs) resulting from SCA Delay, as well as any additional costs resulting from SCA Delay incurred by Developer for completion of portions of the core and shell of the Building other than the School Base Building Work, or completion of any Unit other than the School Unit or completion of work in any Unit other than the School Unit.

(iv)      If Developer and SCA are unable to resolve any dispute about SCA Delays or the costs occasioned thereby, or any dispute about whether SCA is required to make a payment of Public School Project Costs under this Agreement, within five (5) Business Days after either party has received written notice of such a dispute from the other party, either party may submit such dispute to expedited arbitration pursuant to Article VII.

(v)       Intentionally omitted.

(b)          Intentionally omitted.

Section 5.06    SCA Audit Rights. Commencing on the date of Substantial Completion of the School Base Building Work and continuing for twenty-four (24) months thereafter, SCA shall have the right to audit the Public School Project Costs and to examine such books and records of Developer as may be reasonably necessary in order to determine the Public School Project Costs. SCA agrees that any such audit and examination shall be conducted only on reasonable prior notice, during normal business hours, at Developer’s office in New York City and at SCA’s sole cost and expense. This paragraph shall survive Closing.

Section 5.07    SCA Pre- and Post-Turnover Work. Notwithstanding anything to the contrary contained in this Agreement, the SCA Pre- and Post-Turnover Work is being included in the GMP Contract solely as an accommodation to SCA, it being understood that the SCA Pre- and Post-Turnover Work may or may not be commenced or completed by Closing and accordingly it shall not be a condition to SCA’s obligation to close hereunder that the SCA Pre- and Post-Turnover Work has been commenced or Substantially Completed. SCA shall pay Developer a Construction Supervision Fee in respect of the SCA Pre- and Post-Turnover Work in accordance with Exhibit H annexed hereto. Developer and its contractors shall have access to the School Unit subsequent to Closing in order to perform the SCA Pre- and Post-Turnover Work. Notwithstanding anything to the contrary contained herein, in no event shall the cost of the SCA Pre- and Post-Turnover Work be considered in calculating the Public School Project Costs Not-to-Exceed Amount. SCA is responsible for all costs of the SCA Pre- and Post- Turnover Work, and accordingly in the event the actual costs of the same exceed the estimates set forth on Exhibit L annexed hereto, SCA shall be responsible for paying such excess and the Purchase Price shall be increased accordingly; provided that SCA shall have the right to consult with the Construction Manager, in coordination with Developer, in order to minimize such excess costs. This Section 5.07 shall survive Closing.

Section 5.08    MEP Equipment. Developer will, at SCA’s cost and expense, cause factory testing to be performed and extended warranties to be issued (which will be assigned to SCA (if assignable), or Developer will cooperate with SCA to enforce the warranties), with respect to the equipment listed on Exhibit J annexed hereto (collectively, the “MEP Equipment”), and will accept delivery of such MEP Equipment and cause the work described on Exhibit J to be performed. Developer’s Construction Manager’s builder’s risk insurance will, in general, cover damage to such MEP Equipment to the extent such damage occurs on-site, but SCA shall be solely responsible for any additional premiums required in order to provide such coverage or any other coverage applicable to such MEP Equipment. Apart from the foregoing provisions of this Section 5.08, SCA shall have all responsibility (and Developer shall have no liability) in connection with such MEP Equipment including, without limitation, with respect to the placement of the same within the Building in the areas designated for the same on the School Fit-Out Construction Drawings. SCA hereby agrees to indemnify, defend and hold Developer and all other Developer Indemnitees harmless from and against any and all losses, damages, claims, liabilities, judgments, Legal Proceedings and other costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of every kind and nature which may be incurred by Developer or any other Developer Indemnitee in connection with the delivery, placement, installation, hook-up, operation, maintenance and/or repair of the MEP Equipment. SCA hereby releases and discharges Developer from any and all obligations, claims and liability in connection with the MEP Equipment including, without limitation, if any warranties in connection with any MEP Equipment are voided for any reason. This Section 5.08 shall survive the Closing or termination of this Agreement.

Article VI

SUBSTANTIAL COMPLETION; COMPLETION OF PUNCH LIST ITEMS; ACCESS FOR SCHOOL BASE BUILDING WORK AND SCHOOL F&E WORK: WARRANTIES

Section 6.01     Substantial Completion of School Base Building Work and Completion of Punch List Items.

(a)         “Substantial Completion” Defined. For purposes of this Agreement, “Substantial Completion,” “Substantially Complete,” “Substantially Completed” and similar terms means full completion in accordance with the 100% School Base Building CD’s, except for minor details of construction, decoration, mechanical adjustment or installation (“Punch List Items”), which Punch List Items shall have been identified in writing by the School Base Building Architect after SCA shall have been afforded access to inspect the School Unit on the School Base Building Walk-Through Date.

(b)          Substantial Completion of School Base Building Work.

(i)       Substantial Completion of School Base Building Work. The School Base Building Work shall be deemed Substantially Completed as determined in accordance with this Section 6.01(b) or on a date otherwise determined by an Arbitrator pursuant to Article VII hereof.

(ii)       Notices to be Delivered; Walk-Through. Developer shall give SCA prompt notice of Developer’s achievement of the following construction milestones shown on the Construction Schedule: Commencement of pouring of foundations; so called “topping out” of the structural frame of the Building; and completion of enclosure of the School Unit. Developer shall notify SCA at least ninety (90) days in advance of the projected date of Substantial Completion of the School Base Building Work (the “School Base Building Initial Notice”). At least sixty (60) days prior to the earliest delivery date specified in the School Base Building Initial Notice, Developer shall send to SCA a second notice (the “School Base Building First Confirmation Notice”) confirming the date set forth in the School Base Building Initial Notice, or if such delivery date is no longer expected to be met by Developer, such second notice shall set forth the revised anticipated delivery date. At least thirty (30) days prior to the delivery date specified in the School Base Building First Confirmation Notice, Developer shall deliver to SCA a third notice (the “School Base Building Last Confirmation Notice”) confirming the date set forth in the School Base Building First Confirmation Notice, or if such delivery date is no longer expected to be met by Developer, such School Base Building Last Confirmation Notice shall set forth the revised anticipated delivery date (which may be later but not earlier than the anticipated delivery date set forth in the School Base Building First Confirmation Notice).

At least ten (10) days prior to the date Developer believes the School Base Building Work will be Substantially Completed, Developer shall send SCA a notice (a “School Base Building Substantial Completion Notice”) setting forth the anticipated School Base Building Substantial Completion Date. Within five (5) Business Days after SCA’ s receipt of such School Base Building Substantial Completion Notice, Developer and SCA shall establish a date reasonably acceptable to Developer and SCA (the “School Base Building Walk-Through Date”) on which Developer and SCA shall jointly inspect the School Unit, which School Base Building Walk-Through Date shall be no earlier than the anticipated School Base Building Substantial Completion Date set forth in the School Base Building Substantial Completion Notice and no later than two (2) Business Days after such anticipated School Base Building Substantial Completion Date. In the event the School Base Building Work is Substantially Complete on the School Base Building Walk-Through Date and SCA shall so certify or an Arbitrator shall so determine in accordance with the procedures set forth in Article VII, the Substantial Completion Date for the School Base Building Work shall be the date specified in the School Base Building Substantial Completion Notice. If the School Base Building Work is not Substantially Complete on the School Base Building Walk-Through Date then the Substantial Completion Date for the School Base Building Work shall not occur and Developer, at least five (5) days prior to the date Developer believes the School Base Building Work will be Substantially Complete, shall send to SCA a second School Base Building Substantial Completion Notice setting forth the anticipated School Base Building Substantial Completion Date. Within three (3) days after SCA’s receipt of a second School Base Building Substantial Completion Notice, SCA shall establish a second School Base Building Walk-Through Date, reasonably acceptable to Developer, on which Developer and SCA shall jointly re-inspect the School Unit, which second School Base Building Walk-Through Date shall be no earlier than the anticipated Substantial Completion Date set forth in the second School Base Building Substantial Completion Notice and no later than one (1) Business Day after such anticipated Substantial Completion Date. In the event the School Base Building Work is still not Substantially Complete on the second School Base Building Walk-Through Date, then the procedure set forth in the preceding two sentences shall be repeated as many times as necessary until the School Base Building Work is Substantially Complete.

In the event that following any joint inspection by Developer and SCA, SCA believes the School Base Building Work is not Substantially Complete, then within two (2) Business Days after the completion of such inspection SCA shall furnish Developer with a written list of incomplete work (the “Incomplete School Base Building Work”) which SCA believes must be completed. In the event Developer and SCA are unable to agree whether the School Base Building Work is Substantially Completed, either party may refer such dispute to expedited arbitration in accordance with the procedures set forth in Article VII. After the delivery to SCA of any School Base Building Substantial Completion Notice and upon request by Developer, SCA shall use reasonable efforts to meet with Developer and Developer’s Construction Manager at the Building (accompanied by SCA’s Project Representative and such of SCA’s architectural, engineering and/or construction consultants (“SCA’s Inspection Consultants”) as Developer shall have reasonably requested), prior to the date specified in such final School Base Building Substantial Completion Notice, to identify any items of Incomplete School Base Building Work.

(iii)       Punch List Items. Developer shall cause the School Base Building Architect to prepare the list of Punch List Items and shall cause the same to be delivered to SCA no later than ten (10) Business Days after the earlier of (i) the date SCA certifies that the School Base Building Work is Substantially Completed, or (ii) the date an Arbitrator, pursuant to Article VII, issues a decision that the School Base Building Work is Substantially Complete. Developer shall cause the Punch List Items to be completed as soon as reasonably practicable after completion of the list of Punch List Items, which obligation shall survive Closing.

(iv)       Notwithstanding the forgoing, and without limiting the provisions of Section 5.02(f) regarding the Holdback Amount, Substantial Completion shall be deemed to have occurred even though (A) there remain openings for construction hoists and/or cranes affixed to the Building, which openings shall not prevent the performance of School F&E Work in accordance with the provisions of this Agreement in the School Unit, (B) there remain temporary supports, bracing, vertical transportation, safety or other devices, or other work necessary for completion of construction of the Building or the plazas adjacent thereto in accordance with Legal Requirements and good construction practices, provided that the same shall not materially interfere with the performance of School F&E Work in accordance with the provisions of this Agreement in the School Unit, and that any such work shall be subject to the provisions of Section 6.01(b)(v), or (C) the SCA Pre- and Post-Turnover Work may not have been commenced or completed. Developer agrees that the design for any such construction hoists and/or cranes referred to in subsection (A) of this paragraph will reflect that SCA may be performing the F&E work in the School Unit during a period of time while such construction hoists and/or cranes remain in operation. Accordingly, such construction hoists and/or cranes shall be designed in a manner, consistent with good construction practices, that will minimize interference with SCA’s performance of the School F&E Work in the School Unit after Substantial Completion shall have occurred. In addition, any openings for such construction hoists and/or cranes shall be temporarily sealed and made weather tight for so long as such construction hoists and/or cranes remain in operation, and shall be permanently enclosed, sealed and made weather tight promptly following removal of such hoists and/or cranes, which shall be removed as soon as reasonably practicable. Any such temporary supports, bracing, vertical transportation, safety or other devices, or other work referred to in subsection (B) of this paragraph shall be removed or completed as soon as reasonably practicable in accordance with good construction practices, any damage to the School Unit caused by such removal or caused by completion of any such work shall be promptly repaired by Developer, and any School Base Building Work remaining to be completed following such removal, or following completion of any such work, shall be completed by Developer as soon as reasonably practicable in accordance with good construction practices, which obligation shall survive Closing.

(v)       Developer’s Performance of Work in the Building after Substantial Completion of the School Base Building Work. In completing the Punch List items and in otherwise completing the initial construction of the Building and the plazas adjacent thereto after the date of Substantial Completion of the School Base Building Work, to the extent that DOE is operating in the School Unit, Developer shall (A) except in the case of an emergency, give DOE at least seventy-two (72) hours prior notice of such work if such work will entail an interruption in elevator service, HVAC service, electricity, water or any other utility within the School Unit, provided that in no event shall Developer shut down any such service to the School during a regular school day (except in the case of an emergency), (B) perform such work other than during Business Hours, provided, that such work may be performed during Business Hours (but not while the School is in session) with the consent of DOE, not to be unreasonably withheld, (C) comply with DOE’s security requirements, and (D) use reasonable efforts to minimize any disruption to DOE’s operations in the School Unit for the purposes contemplated by the School Program. If DOE requires that any employee or agent of Developer be accompanied by a representative of DOE when entering any occupied portion of the School Unit to perform work, DOE shall make such representative available for such purposes (1) as soon as reasonably practicable after a request therefor during Business Hours, and (2) within twelve (12) hours after a request therefor at all other times. This paragraph shall survive the Closing.

Section 6.02      “Stand-By” Labor Costs. During any period when SCA shall be performing the School Fit-Out Work, School F&E Work or any other work in the School Unit, SCA shall be solely responsible for all indirect and so-called “stand by” union labor costs occasioned by (i) performance of such School Fit-Out Work, School F&E Work or such other work, (ii) SCA use of any elevators in the School Unit, and (iii) SCA use of Building HVAC systems and any other mechanical, electrical or plumbing systems in the School Unit. SCA shall reimburse Developer for such labor costs within thirty (30) days after SCA’s receipt of Developer’s reasonably detailed invoices therefor. This Section 6.02 shall survive Closing.

Section 6.03     Beneficial Interest in Warranties. To the extent such designation as beneficiary (or co-beneficiary) is commercially available, SCA (or, at SCA’s election, the New York City Department of Education a/k/a the Board of Education of the City School District of the City of New York) shall be named as beneficiary (or as co-beneficiary, to the extent such warranties cover elements of the core and shell of the Building outside the School Unit) in all warranties received by Developer from contractors and suppliers engaged in performance of the School Base Building Work, including but not limited to the warranties specifically required by the 100% School Base Building CD’s. To the extent commercially available, said warranties shall commence not later than the date of Substantial Completion of the School Base Building Work, and shall continue for at least one (1) year after the date of Substantial Completion of the School Base Building Work. Developer agrees to cooperate fully with SCA (or the New York City Department of Education a/k/a the Board of Education of the City School District of the City of New York) and the Board of Managers in the event that SCA (or the New York City Department of Education a/k/a the Board of Education of the City School District of the City of New York) seeks to enforce its rights with respect to such warranties.

Article VII

EXPEDITED JAMS ARBITRATION

Section 7.01     Expedited Arbitration. The parties hereby agree that, notwithstanding anything to the contrary contained herein, all disputes under this Agreement, the Master Lease and the Sublease, and any other document executed by the parties in connection with any of the foregoing, shall be resolved by binding arbitration conducted in The City of New York (and not by litigation), in accordance with the provisions of this Article VII, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Section 7.02     Selection of Arbitrators; Arbitration Procedure. The party hereto desiring to arbitrate a dispute pursuant to this Article VII shall give notice (a “Dispute Notice”) to that effect to the other party, and a single arbitrator shall be appointed in accordance with the JAMS Rules (as defined below) to resolve the dispute in question. For purposes of this Agreement, the arbitrator actually serving to resolve any dispute is referred to as the “Arbitrator.”

Within two (2) Business Days after the Dispute Notice has been delivered, or as soon as the Arbitrator is available to meet, both parties shall meet with the Arbitrator, who shall attempt to mediate a resolution to the dispute acceptable to the parties. Within two (2) Business Days after either party or the Arbitrator certifies in writing that such mediation is at an impasse, the dispute shall be determined by the Arbitrator in accordance with the then effective JAMS Streamlined Arbitration Rules and Procedures (the “JAMS Rules”). Copies of the Arbitrator’s decision shall be sent to Developer and to SCA and shall be binding on both. The Arbitrator shall have no power to vary or modify any of the provisions of this Agreement, and his or her powers and jurisdiction are hereby limited accordingly. The Construction Manager may participate in any dispute relating to the agreement between Developer and Construction Manager. During any mediation provided for by this Article VII or the consideration of any issue by the Arbitrator pursuant to this Article VII, SCA and Developer shall observe and perform each and every one of its obligations hereunder, including, without limitation, SCA’s obligation to pay timely all Public School Project Costs or other costs contemplated hereunder (other than amounts being disputed pursuant to this Article VII, unless Developer’s construction lender determines that any amount in dispute is required, under the applicable contract, to be paid, in which case SCA shall be obligated to make such payment within fifteen (15) days after such determination by Developer’s construction lender notwithstanding such dispute, but if the Arbitrator determines that SCA was not required to make such payment, then SCA shall have the right to deduct such amount (to the extent not theretofore refunded to SCA by Developer) from amounts payable by SCA pursuant to future Requisitions, and to the extent that future Requisitions are insufficient, the Holdback Amount, without limiting SCA’s right to seek to collect any deficiency directly from Developer). Any construction lender of Developer, or such lender’s representative, shall have the right to attend any and all mediation and arbitration proceedings conducted pursuant to this Article VII for the purpose of observing such proceedings, provided, however, that such lender shall have no right to participate in any way in any such proceeding.

Article VIII

INSURANCE AND INDEMNITIES

Section 8.01     Developer’s Insurance Coverages.

(a)          Developer shall cause its Construction Manager to obtain and maintain through the date of completion of the Punch List Items:

(i)       workers’ compensation and disability benefits insurance as required by the State of New York and employer’s liability insurance in the amount of Five Hundred Thousand Dollars ($500,000) per occurrence;

(ii)       commercial general liability insurance against claims for property damage and/or personal injury and/or death arising out of the work performed under this Agreement by or on behalf of Developer, written on an occurrence basis, to afford protection in the amount of Two Million Dollars ($2,000,000) per occurrence, Four Million Dollars ($4,000,000) general aggregate and Four Million Dollars ($4,000,000) products completed operations aggregate;

(iii)       automobile liability insurance covering all automobiles and other vehicles licensed for road use used in connection with the work performed under this Agreement by or on behalf of Developer, whether owned, non-owned and/or hired vehicles and automobiles, with endorsement for “Changes in Business Auto and Truckers Coverage Forms - Insured Contract” in the amount of One Million Dollars ($1,000,000) combined single limit per accident for bodily injury and property damage;

(iv)       Excess Umbrella Liability policy with limit of not less than Fifty Million Dollars ($50,000,000) each occurrence, and Fifty Million Dollars ($50,000,000) Aggregate. This policy should be excess of Employers Liability, General Liability and Automobile Liability policies.

(v)       builder’s risk property insurance on all materials, equipment, machinery and supplies related to the work performed by or on behalf of Developer under this Agreement, insuring against direct physical loss or damage to covered property (e.g., excluding the Land appurtenant thereto) by all risk of physical loss, on a completed value non-reporting form basis, in the amount of the total cost of the work required to be performed by Developer under this Agreement, but the policy may have a deductible feature consistent with the Construction Manager’s customary practices.

(b)         Developer shall cause the School Base Building Architect to maintain in full force and effect an errors and omissions policy until the School Base Building Work is completed, including all Punch List Items, and a temporary certificate of occupancy has been obtained for all portions of the Building (excluding the School Unit), in the amount of Two Million Dollars ($2,000,000) per claim and aggregate per policy year. Developer shall not consent to the amendment or termination of such policy to limit or adversely affect SCA’s coverage without SCA’s prior written approval, not to be unreasonably withheld or delayed.

(c)         With respect to all insurance policies maintained by Developer’s Construction Manager as required hereunder, Developer shall, within no more than ten (10) Business Days following receipt of a written request therefor, provide SCA with insurance certificates evidencing such insurance policies.

(d)         Developer shall deliver to SCA a certificate evidencing the replacement or renewal of any such insurance policy prior to the expiration thereof. Developer and Developer’s Construction Manager shall cause SCA, The City of New York and DOE to be named as additional insureds on all liability insurance policies required hereunder on a primary and non-contributory basis with respect to its work in its defined space;

(e)         If Developer fails to satisfy its obligations set forth in Sections 8.01(a) and (b) above, then upon at least ten (10) Business Days prior notice SCA may, but shall not be obligated to, procure such insurance for such risks and pay the commercially reasonable premiums for any such insurance. All commercially reasonable sums advanced by SCA to pay premiums on insurance policies which Developer is required to cause Developer’s Construction Manager to maintain hereunder shall be due and payable by Developer to SCA within thirty (30) days after demand accompanied by reasonable documentation supporting the amount of any such costs or expenses. If any dispute regarding the interpretation or application of this Section 8.01(e) is not resolved within five (5) Business Days after Developer’s receipt of SCA’s notice, either party may submit such dispute to expedited arbitration in accordance with the procedures set forth in Article VII.

Section 8.02    SCA’s Insurance Coverages.

(a)         During the performance of the School Fit-Out Work and School F&E Work, SCA shall maintain or will cause its contractors and sub-contractors to maintain:

(i)       workers’ compensation and disability benefits insurance as required by the State of New York and employer’s liability insurance in the amount of Five Hundred Thousand Dollars ($500,000) per occurrence;

(ii)       commercial general liability insurance against any and all claims for property damage and/or personal injury and/or death arising out of the work performed under this Agreement by or on behalf of SCA, written on an occurrence basis, to afford protection written on an occurrence basis, to afford protection in the amount of Two Million Dollars ($2,000,000) per occurrence, Four Million Dollars ($4,000,000) general aggregate and Four Million Dollars ($4,000,000) products completed operations aggregate; Coverage shall be primary and shall not contribute to any coverage held by the Developer/Contractor;

(iii)       Excess Umbrella Liability policy with limit of not less than Twenty Five Million Dollars ($25,000,000) each occurrence, and Twenty Five Million Dollars ($25,000,000) Aggregate. This policy should be excess of Employers Liability, General Liability and Automobile Liability policies.

(iv)       automobile liability insurance covering all automobiles and vehicles used in connection with the work performed under this Agreement by or on behalf of SCA, whether owned, non-owned and/or hired vehicles and automobiles, with endorsement for “Changes in Business Auto and Truckers Coverage Forms - Insured Contract” in the amount of One Million Dollars ($1,000,000) combined single limit per accident for bodily injury and property damage;

(v)       builder’s risk property insurance on all materials, equipment, machinery, including coverage for any hot testing, and supplies related to the work performed by or on behalf of SCA under this Agreement, insuring against direct physical loss or damage to the covered property related to the School Unit (e.g., excluding the Land appurtenant thereto) by all risk of physical loss, on a completed value non-reporting form basis, in the amount of the total cost of the work required to be performed by SCA under this Agreement, but the policy may have a deductible feature consistent with SCA’s customary practices. Coverage shall be primary and shall not contribute to any insurance held by the Developer; and

(b)       SCA shall cause SCA’s consultants to maintain in full force and effect an errors and omissions policy until the School Fit-Out Work and School F&E Work is completed, in the amount of One Million Dollars ($1,000,000) per claim and aggregate per policy year. SCA shall not consent to the amendment or termination of such policy to limit or adversely affect Developer’s coverage without Developer’s prior written approval, not to be unreasonably withheld or delayed.

(c)       With respect to all insurance policies maintained by SCA as required hereunder: (1) SCA shall, within no more than ten (10) Business Days following receipt of a written request therefor, provide Developer with copies of such polices or insurance certificates evidencing the same, and (2) SCA shall cause Developer, Trinity Place Holdings Inc. and TPHGreenwich Holdings LLC to be named as additional insureds on all liability insurance policies on a primary and non-contributory basis with respect to its work in its defined space and with respect to any equipment of SCA (e.g., MEP Equipment, etc.) located outside of SCA’s space.

(d)       SCA shall endeavor to cause each insurance policy contemplated by Section 8.02(a) to provide that it will not expire or terminate or be cancelled without, in each case, the insurer’s providing to SCA at least thirty (30) days’ prior written notice of such expiration, termination or cancellation. SCA shall deliver to Developer a certificate evidencing the replacement or renewal of any such insurance policy prior to the expiration thereof.

(e)       If SCA fails to satisfy its obligations set forth in Sections 8.02(a) and (b) above, then upon at least ten (10) Business Days prior notice Developer may, but shall not be obligated to, procure such insurance for such risks and pay the commercially reasonable premiums for any such insurance. All commercially reasonable sums advanced by Developer to pay premiums on insurance policies which SCA is required to maintain hereunder shall be due and payable to Developer by SCA within thirty (30) days after demand accompanied by reasonable documentation supporting the amount of any such costs or expenses. If any dispute regarding the interpretation or application of this Section 8.02(e) is not resolved within five (5) Business Days after SCA’s receipt of Developer’s notice, either party may submit such dispute to expedited arbitration in accordance with the procedures set forth in Article VII.

Section 8.03     Waiver of Subrogation. All policies of insurance required under this Agreement shall include a waiver of the right of subrogation with respect to all the named insureds and additional insureds.

Section 8.04     Indemnification.

(a)       Developer hereby agrees to indemnify, hold harmless from, and defend (or cause its insurance carrier to defend) all SCA Indemnitees against any and all losses, damages, claims, liabilities, judgments, Legal Proceedings and other costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements incurred by such SCA Indemnitees), of every kind and nature which may be incurred by or imposed against any SCA Indemnitees to the extent arising out of or in connection with Developer’s intentional misconduct or negligence in the performance of its obligations hereunder, except to the extent such losses are caused directly or indirectly by (i) such SCA Indemnitees’ intentional misconduct or negligence or (ii) SCA’s consultants in carrying out any of the School Fit-Out Work or School F&E Work.

(b)       SCA hereby agrees to indemnify, hold harmless from, and defend to the fullest extent of the law (or cause its insurance carrier to defend) all Developer Indemnitees against any and all losses, damages, claims, liabilities, judgments, Legal Proceedings and other costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements incurred by such Developer Indemnitees), of every kind and nature which may be incurred by or imposed against any Developer Indemnitees to the extent arising out of or in connection with the intentional misconduct or negligence of SCA in SCA’s performance of the School Fit-Out Work or School F&E Work or the intentional misconduct or negligence of SCA or its agents, except to the extent such losses are caused by (i) Developer Indemnitees’ intentional misconduct or negligence, or (ii) Developer’s consultants in carrying out any of the Developer’s obligations under this Agreement.

(c)       The provisions of this Section 8.04 shall survive the termination or expiration of this Agreement as to matters arising prior to the termination or expiration of this Agreement.

Article IX

DEFAULT AND REMEDIES; CERTAIN TERMINATION PROVISIONS

Section 9.01     Default by Developer; SCA’s Remedies.

(a)       If, after the Commencement of Construction of the School Base Building Work, (I) Developer fails to perform the work it is required to perform hereunder as a result of substantially all of the work on the School Unit at the time in question ceasing to be performed for more than forty-five (45) consecutive days, or (II) Developer fails to cause the School Base Building Work to be Substantially Completed no later than September 6, 2023 (provided, however, that any period during which Arbitration over whether Substantial Completion has occurred shall not be considered for purposes of the foregoing deadline to the extent the Arbitrator determines that Substantial Completion occurred on or prior to September 6, 2023), then provided (i) SCA is not then in default under this Agreement beyond any applicable notice and cure period and (ii) no Force Majeure or SCA Delay is then continuing, SCA shall have the right after ten (10) Business Days’ prior written notice to Developer, to (x) terminate this Agreement, the Master Lease and the Sublease and recover all Public School Project Costs paid to Developer and any other actual (but not consequential or punitive) damages incurred or suffered by SCA (it being understood that the termination of the Master Lease shall not be effective until immediately after SCA has been refunded and has recovered all of the foregoing amounts), (y) enforce specific performance, or (z) pursue any right or remedy available to SCA (but in no event shall SCA have the right to consequential or punitive damages), unless, in the case of clause (I) above, (A) work on the School Unit at the time in question has resumed during said ten (10) Business Day period and/or (B) (1) Developer has notified SCA during such ten (10) Business Day period that Developer intends to assign this Agreement pursuant to Section 15.07(a) within thirty (30) days of the date of such notice and such assignment becomes effective within such thirty (30) day period and (2) within five (5) Business Days after the effective date of such assignment, work on the School Unit at the time in question has resumed, it being understood that in either case of (A) or (B) above, SCA shall not be entitled to exercise any of the remedies set forth above. This paragraph shall survive the termination of this Agreement.

(b)       If Developer defaults in its obligation to convey the School Unit to SCA pursuant to Article X for any reason other than due to a default by SCA hereunder or the failure of a condition precedent to Closing which is for the benefit of Developer, then SCA may (i) terminate this Agreement, the Master Lease and the Sublease, and be refunded all Public School Project Costs already paid to Developer and recover any other actual (but not consequential or punitive) damages incurred or suffered by SCA (it being understood that the termination of the Master Lease shall not be effective until immediately after SCA has been refunded and has recovered all of the foregoing amounts), (ii) enforce specific performance, or (iii) pursue any other remedy but in no event shall SCA have the right to consequential or punitive damages. This paragraph shall survive the termination of this Agreement.

(c)       If Developer defaults with respect to any of its obligations under this Agreement, the Master Lease or the Sublease other than as set forth in subsections (a) and (b) above, SCA shall not be entitled to terminate this Agreement, the Master Lease or the Sublease, but shall be entitled to seek actual (but not consequential or punitive) damages incurred or suffered by SCA, and (1) in the event such default is not cured within thirty (30) business days after written notice from SCA, then SCA shall have the right to exercise self-help at Developer’s sole cost and expense, except that SCA shall not be entitled to perform any work at the Property in connection with such default by Developer; provided, however, that SCA shall be entitled, as part of its self-help remedy, to perform work solely within the School Unit so long as Developer is not performing or causing to be performed any work in or to any portion of the Property, and such right of SCA shall be subject to the cure right of any Subleasehold Lender (as defined in the Sublease) pursuant to the terms of the Sublease and/or (2) SCA shall have the right to seek specific performance.

(d)       Without limiting SCA’s rights and remedies under Section 9.01(a) and (b) above, if this Agreement is terminated by SCA pursuant to Section 9.01 hereof as a result of a default by Developer under this Agreement, and a Qualified Lender does not receive or is not entitled to receive a New Sublease (as defined in the Sublease) (it being understood that the Master Lease shall remain in full force and effect subject to the remainder of this paragraph), then, upon notice from SCA, Developer shall either (1) pay the SCA Damages Amount (as defined below) to SCA within thirty (30) days thereafter (in which event the Master Lease shall automatically terminate and the MOL Terminations shall be filed), or (2) hire a third-party real estate broker reasonably acceptable to SCA to market and sell the Property and thereafter diligently pursue such sale, with the proceeds of such sale to be paid in the following order: (i) first, to SCA to reimburse SCA for any Public School Project Costs paid by SCA to Developer pursuant to Article V of this Agreement and actual (but not consequential or punitive) damages incurred or suffered by SCA (the “SCA Damages Amount”) irrespective of any rights of any Qualified Lenders, other lenders or any other Persons (it being understood that SCA shall be entitled to be repaid the SCA Damages Amount before any other person or entity); and (ii) thereafter, to Developer (subject to any rights of Developer’s lenders under the applicable loan documents). Any such sale must be made free and clear of the Master Lease and the Sublease, it being understood that SCA and Developer shall cause the MOL Terminations and any related transfer tax forms to be executed, recorded and/or filed at the closing of the sale of the Property; provided, however, that the Master Lease shall not be terminated and MOL Terminations shall not be filed until either (x) the date of, and concurrently with the closing of, the sale of the Property and payment to SCA of the SCA Damages Amount, if an amount sufficient to pay the SCA Damages Amount is not escrowed prior to such closing under the terms of an escrow agreement reasonably acceptable to SCA or (y) the date the SCA Damages Amount is deposited into an escrow account under the terms of an escrow agreement reasonably acceptable to SCA pending the closing of such sale, at which point the Master Lease shall be terminated and MOL Terminations shall be filed. For the avoidance of doubt, SCA shall have the right to enforce this Section 9.01(d) by specific performance by causing a court to order a sale in accordance with this Section.

(e)          Any exercise of remedies under this Section 9.01 is subject to Article VII hereof.

Section 9.02      Default by SCA; Developer’s Remedies.

(a)          If SCA fails to timely satisfy any of its funding obligations under Article V (a “Funding Failure”) and such failure remains uncured after fifteen (15) Business Days’ written notice from Developer, then, provided Developer is not then in default under this Agreement beyond any applicable notice and cure period, Developer may (i) terminate this Agreement, the Master Lease and the Sublease, cease all work on the School Base Building Work and be relieved of any obligation to sell the School Unit to SCA, and SCA shall be liable for payment of (w) all then unpaid Requisitions, (x) all then unpaid Retainage, (y) all Public School Project Costs previously incurred by Developer but not yet requisitioned pursuant to Article V (and Developer shall be entitled to retain all sums previously disbursed to Developer), and (z) any other actual (but not consequential or punitive) damages incurred or suffered by Developer, (ii) enforce specific performance or (iii) pursue any other remedy, but in no event shall Developer have the right to consequential or punitive damages (the foregoing clauses (i)-(iii), collectively, the “Developer Remedies”). Notwithstanding the foregoing, on two (2) occasions only in a given 12-month period, SCA shall be entitled to receive a second written notice of a Funding Failure and in such case Developer shall not be entitled to enforce the foregoing remedies unless SCA has not cured such Funding Failure within five (5) Business Days after such second notice is given. Notwithstanding anything to the contrary contained herein, (I) any payment properly disputed by SCA as expressly permitted in this Agreement shall not constitute a Funding Failure or a default by SCA under this Agreement unless and until such sum becomes due and payable pursuant to the express terms of this Agreement and is not paid by SCA, and (II) Developer acknowledges that The City of New York has an annual payment moratorium (which typically lasts two weeks) and that, subject to the remainder of this subclause (II), there shall be no Funding Failure or default by SCA under this Agreement in the event that SCA fails to timely pay amounts due under this Agreement because the applicable payment due date falls during such annual moratorium, in which case payment by SCA shall be due and payable within fifteen (15) days after the date of the expiration of such moratorium (and it shall be a Funding Failure and a default by SCA under this Agreement in the event SCA does not so pay by such date); provided, however, that the foregoing shall not be deemed to give SCA any right to delay approval of any Requisition. SCA shall, however, (1) reasonably cooperate with Developer to pay Developer as soon as possible (including prior to the effectiveness of such moratorium to the extent reasonably practical, even if such payment is not due and payable until the moratorium is in effect), and (2) endeavor to promptly notify Developer in writing upon becoming aware of the dates of any such moratorium period but in no event shall the failure to do so be deemed a default by SCA under this Agreement. This paragraph shall survive the termination of this Agreement.

(b)          If SCA defaults in its obligation to acquire the School Unit pursuant to Article X for any reason other than a default by Developer hereunder or the failure of a condition precedent to Closing which is for the benefit of SCA, then Developer may pursue the Developer Remedies. This paragraph shall survive the termination of this Agreement.

(c)          Notwithstanding anything to the contrary contained in this Agreement, if Developer exercises any right under this Section 9.02 to terminate this Agreement, then SCA shall pay to Developer, within thirty (30) days after receipt of Developer’s reasonably itemized demand therefor, an amount equal to the sum of (A) Developer’s commercially reasonably projected costs to redesign and reconfigure and, if applicable, retrofit the School Unit, (B) Developer’s reasonably projected carrying costs for a reasonable period (e.g., real estate taxes, operating expenses, common charges under the Condominium Documents, debt service and marketing expenses), and (C) any other actual (but not consequential or punitive) damages incurred or suffered by Developer (including, without limitation, any payments due under Developer’s construction loan resulting from SCA’s default). Nothing contained in this Section 9.02(c) shall be deemed to limit any other right or remedy of Developer hereunder. This paragraph shall survive the termination of this Agreement.

(d)          If SCA defaults with respect to any of its obligations under this Agreement, the Master Lease or the Sublease other than as set forth in subclauses (a) and (b) above, Developer shall not be entitled to terminate this Agreement, the Master Lease or the Sublease but shall be entitled to seek actual (but not consequential or punitive) damages incurred or suffered by Developer, and (1) in the event such default is not cured within thirty (30) business days after written notice from Developer, then Developer shall have the right to exercise self-help at SCA’s sole cost and expense, and/or (2) Developer shall have the right to seek specific performance.

(e)          Any exercise of remedies under this Section 9.02 is subject to Article VII hereof.

Section 9.03      Certain Termination Provisions. Notwithstanding anything to the contrary contained herein:

(a)          If this Agreement is terminated by Developer pursuant to Section 9.02 hereof, then the Master Lease and Sublease shall also terminate (and the parties shall promptly execute, notarize and record any and all documents in order to effectuate the same). If this Agreement terminates for any other reason, then, subject to the provisions of subsection 9.01(d) above, at any time after SCA has been paid all amounts owed to SCA under this Agreement, at either party’s election, by written notice to the other party hereto, the Master Lease and Sublease shall terminate (and the parties shall promptly execute, notarize and record any and all documents in order to effectuate the same). Neither Developer nor SCA shall have any right to terminate the Sublease other than in connection with a termination of this Agreement. The foregoing provisions of this Section 9.03(a) are subject, solely as between SCA and the Subleasehold Lenders, to Article XV of the Sublease and any Interparty Agreement that is then in effect.

(b)          For the avoidance of doubt, in the event a Subleasehold Lender or Permitted Designee (as defined in the Sublease) enters into a New Sublease (as defined in the Sublease) the Master Lease shall remain in effect.

(c)          This Article IX shall survive termination of this Agreement or Closing, as applicable.

Article X

CONDITIONS TO CLOSING; CLOSING; PCO

Section 10.01     Closing Conditions. Developer shall convey, and SCA shall accept conveyance of, the School Unit at a Closing, subject to satisfaction of each of the following Conveyance Conditions at or before the Closing (it being understood that if there is any dispute between the parties regarding whether any such condition has been satisfied, either party may submit the dispute to expedited arbitration pursuant to Article VII):

(a)          Substantial Completion of the School Base Building Work has been achieved (which condition is for the benefit of SCA), subject to Section 5.07 hereof;

(b)          title to the School Unit is free of Encumbrances other than the Permitted Encumbrances (it being understood that Permitted Encumbrances shall include any exceptions generically or specifically relating to mechanics’ liens that the title company may raise as a result of the SCA Pre- and Post-Turnover Work not being complete); and, if SCA elects, at its cost, title insurer will issue a binding and enforceable ALTA form title policy (showing no Encumbrances other than the Permitted Encumbrances) to SCA, naming SCA as the fee owner (which condition is for the benefit of SCA). SCA acknowledges and agrees that the following agreement shall be a Permitted Encumbrance: that certain Agreement between Triborough Bridge and Tunnel Authority and Developer dated as of March 22, 2017, as the same may be amended and/or replaced.

(c)          Developer delivering to SCA the Deed and the other closing deliveries described in this Article X (which condition is for the benefit of SCA);

(d)          there not having occurred any Major Event (which condition is for the benefit of both SCA and Developer);

(e)          the Condominium Documents shall have been approved by SCA in accordance with and to the extent required by Article XIII hereof and executed by each of the parties thereto (which condition is for the benefit of SCA and Developer);

(f)          the Condominium Declaration being recorded and the Condominium being in full force and effect, and there being in force a valid and effective policy of all-risk casualty insurance with standard coverages and endorsements (as specified in the Condominium Declaration) covering the Common Elements to the extent constructed and in existence as of such date, to the extent of the full replacement value thereof (which condition is for the benefit of SCA and Developer);

(g)          payment by SCA to Developer (or Developer’s designee(s)) of any remaining outstanding amount in respect of the Purchase Price, other than with respect to SCA Pre- and Post-Turnover Work which has not been performed as of Closing, it being understood that such amount shall be paid by SCA subsequent to Closing pursuant to Section 5.02(g) hereof (which condition is for the benefit of Developer); and

(h)          receipt of a “No Action” letter from the New York State Attorney General’s office (which condition is for the benefit of both SCA and Developer), it being understood, however, that at Developer’s option the sale of the School Unit will be made pursuant to the offering plan, except that this Agreement shall contain all of the terms and conditions pertaining to the sale of the School Unit to SCA and in the event of an inconsistency between the terms and conditions of the offering plan, on the one hand, and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement shall control. Notwithstanding anything set forth in the offering plan to the contrary, SCA represents that it will not rely on any of the statements, terms, provisions or representations made in the offering plan, and waives and disclaims any of the protections therein and all conditions of the Martin Act (to the fullest extent permitted by law).

Section 10.02    Right to Waive Conditions. Either party hereto shall have the right to waive compliance by the other party hereto with any of the conveyance conditions or with any particular matter included within any of the conveyance conditions. Any such waiver must be in writing and must refer specifically to the condition (or matter) being waived.

Section 10.03    Closing and Closing Date. The Closing shall take place at 10:00 a.m. at the offices of Developer’s counsel, or at another location in the City as may be selected by Developer, on a date (the “Closing Date”) following the later of (A) the date that Substantial Completion of the School Base Building Work has been certified by SCA or determined by an Arbitrator, and (B) the filing of the Condominium Declaration with the City Register’s office, after at least five (5) Business Days’ prior written notice given by either party. If the Closing has not occurred by June 1, 2030 and this Agreement has not therefore been terminated, then (a) this Agreement shall automatically terminate on June 1, 2030, and (b) thereafter neither party shall have any further obligations hereunder except for those which expressly survive termination of this Agreement.

Section 10.04    Developer’s Closing Deliveries. Subject to the terms of this Agreement, Developer shall execute and deliver to SCA the following at Closing:

(a)          a bargain and sale deed without covenants to the School Unit in recordable form, duly executed and acknowledged (the “Deed”), conveying fee simple title to the School Unit to SCA;

(b)          such transfer tax forms as shall be required in connection with the Deed (collectively, the “Transfer Tax Forms”); SCA having advised Developer that SCA is exempt from State of New York and City of New York transfer taxes with respect to conveyance of the School Unit and that in no event shall any transfer taxes be payable by Developer in connection with such conveyance;

(c)          the title affidavit(s) described in Section 11.02;

(d)          a certificate of non-foreign status pursuant to Section 1445 of the IRC Code;

(e)          a certificate of good standing of Developer and all approvals, authorizations, consents or other actions by or filings with any Person (if any) which are required to be obtained or completed by Developer in connection with the execution and delivery of any Closing documents;

(f)          the MOL Terminations and any related transfer tax forms; and

(g)          any other instruments or documents to be executed and/or delivered by Developer pursuant to this Agreement at or prior to Closing that have not been executed or delivered as of the Closing Date.

Section 10.05     SCA’s Closing Deliveries. At Closing, SCA shall accept delivery of the Deed and shall execute and deliver to Developer the following:

(a)          any unpaid sums due by SCA under this Agreement;

(b)          the Transfer Tax Forms;

(c)          the MOL Terminations and any related transfer tax forms; and

(d)          any other statements or documents to be executed or delivered by SCA at Closing, in accordance with the provisions of this Agreement.

Section 10.06    Title Insurance Premiums; Apportionments; “True-Up” Adjustment to Purchase Price.

(a)          At Closing, SCA shall pay the costs for the issuance of the title insurance commitment and the policy issued pursuant thereto (if SCA elects to obtain such insurance).

(b)          At Closing, Developer and SCA shall apportion water and real property taxes, sewer charges, utility deposits, and payments under any service contracts, all as shall be customary for transactions of this nature as well as common charges for the School Unit, if any based upon the allocation schedule attached as Exhibit B to the Bylaws of the Condominium. SCA agrees to reasonably cooperate with Developer if Developer endeavors to pursue any real property tax waiver, abatement or exemption. In the event of a credit due Developer, Developer may make application to the NYC Department of Finance for a refund. For purposes of clarification, SCA will be responsible for paying to Developer at Closing SCA’s proportionate share of real estate taxes as of Closing even though SCA may be tax exempt, and SCA will have the right to seek a refund from the taxing authority subsequent to Closing in respect of such payment so made to Developer by SCA, but Developer will have no obligation or liability in the event such refund is not received by SCA.

(c)          The Purchase Price shall be adjusted to reflect a “true-up” of Public School Project Costs that have been previously paid by SCA, during the period commencing after the initial Requisition following the first draw under Developer’s construction loan through the day immediately preceding the Closing, on the basis of allocations pursuant to the Description of Hard Cost Allocation and the Land Value and Soft Cost Allocation on Exhibit G. The “true-up” adjustment shall reflect any changes to the underlying bases for such allocations (e.g., percentage of gross square footage, land allocation percentage) occurring between the initial Requisition following the first draw under Developer’s construction loan through the day immediately preceding the Closing. If the “true-up” adjustment results in an amount due Developer, such amount, with interest at Developer’s cost of borrowing, shall be added to the Purchase Price. If the “true-up” adjustment results in an amount due SCA, such amount, with interest at SCA’s cost of borrowing, shall be deducted from the Purchase Price.

Section 10.07     Payment of Common Charges. SCA’s obligation to pay common charges under the Condominium Declaration with respect to the School Unit will commence from and after the Closing Date for the School Unit. This Section 10.07 shall survive the Closing.

Section 10.08     Developer’s Right of Access. Without limiting any right of access provided to Sponsor (as defined in the Condominium Documents), the Board of Managers or any other Unit Owner under the Condominium Documents, Developer hereby reserves unto itself, and SCA acknowledges and agrees to such reservation, a right of reasonable access by Developer and its contractors to the School Unit from time to time and at reasonable times in order to (1) complete the Punch List Items and/or, (2) at SCA’s sole cost and expense, to perform necessary work including, without limitation, installing a hoist or elevators, fire sprinkler loop, infrastructure devices, data gathering panels and/or communicating stairs, in the case of this subclause (2) if the acts or omissions of SCA or its design professionals or other consultants (or any SCA Design Non-Compliance or Post-April Non-Compliance) are delaying Developer’s ability to obtain (a) any temporary certificate of occupancy for any unit or floor other than the School Unit or (b) a PCO (as defined below), it being understood and agreed that, the forgoing notwithstanding, SCA shall be fully responsible for promptly and diligently performing all work necessary within the School Unit in order to enable Developer to obtain (a) all temporary certificates of occupancy for units and floors other than the School Unit and (b) the PCO, but SCA shall not be responsible for performing any work necessitated as a result of the acts or omissions (where there is a duty to act) of another unit owner in the Building. Any such work to complete the Punch List Items or to obtain temporary certificates of occupancy and the PCO shall be undertaken in a manner consistent with SCA’s reasonable security requirements and so as not to interfere with the conduct of SCA’s business in the School Unit for the purposes described in the School Program, provided, however, that in no event shall Developer be obligated to employ any so-called “overtime” labor in connection with the completion of such Punch List Items. This Section 10.08 shall survive the Closing.

Section 10.09     Casualty; Condemnation. (a) If a Major Event occurs and either party exercises its right not to close on the conveyance of the School Unit contemplated by this Agreement, then this Agreement shall terminate and the insurance proceeds or the condemnation award, as the case may be, relating to the School Unit shall be equitably apportioned between SCA and Developer as applicable;

(b)          If (i) a Major Event occurs and Developer exercises its right not to close on the conveyance of the School Unit contemplated by this Agreement, (ii) SCA was not in default beyond applicable notice and cure periods under this Agreement at the time the Major Event occurred and (iii) Developer, on or prior to the second (2nd) anniversary of the date upon which such Major Event occurred, constructs a building on the Land, then, Developer shall not, on or prior to such second (2nd) anniversary, sell or lease such building (or any portion thereof in excess of 50,000 gross square feet) to any party for the primary purpose of operating a pre-K, kindergarten, elementary or middle school through eighth grade (the “School”), unless Developer shall have first given SCA written notice thereof (which notice, in Developer’s sole discretion, may be given to SCA at any time after Developer has elected to construct a building on the Land and before consummating a sale or lease of a School to a party other than SCA) containing the material economic and other terms upon which Developer is willing to sell or lease, as applicable, the School (the “ROFO Notice”). SCA shall notify Developer not later than thirty (30) days after receipt of the ROFO Notice (the “ROFO Period”), TIME BEING OF THE ESSENCE, that it elects to purchase or lease, as applicable, the School, upon the terms and conditions contained in the ROFO notice. If SCA shall timely elect to purchase or lease, as applicable, the School as aforesaid, then Developer shall prepare, and the parties shall execute and deliver a contract of sale or lease, as applicable, containing the terms set forth in the ROFO Notice and other provisions reasonably acceptable to the parties (unless Developer’s ROFO Notice contained a contract of sale or lease document, as applicable, attached thereto, in which case the parties hereto shall execute such contract of sale or lease form after completing any blanks therein in a manner consistent with the ROFO Notice and, to the extent not addressed by the ROFO Notice, otherwise reasonably acceptable to the parties), within sixty (60) days after the giving of notice by SCA of its election to purchase or lease, as applicable, the School in accordance with the provisions of this paragraph. In the event SCA shall fail to elect to purchase or lease, as applicable, the School prior to the end of the ROFO Period, TIME BEING OF THE ESSENCE, or SCA otherwise waives such election in writing prior to the end of the ROFO Period, TIME BEING OF THE ESSENCE, Developer shall be free to sell or lease the Property to any other party or otherwise deal with the Property as Developer sees fit and without regard for any rights of SCA by virtue of this Agreement or otherwise. This Section 10.09(b) shall survive the termination of this Agreement.

Section 10.10     PCO. Subsequent to Closing, and subject to the provisions of Section 10.08 hereof, Developer shall obtain a permanent certificate of occupancy for the Building (“PCO”). SCA shall provide reasonable protections so as not to delay Developer’s ability to obtain the PCO and shall use its best efforts to cause the New York State Attorney General’s office to waive any requirement that any funds be deposited in escrow in respect of work to be performed in the School Unit in order for Developer to obtain the PCO. The provisions of this Section 10.10 shall survive the Closing.

Article XI

REMOVAL OF TITLE DEFECTS

Section 11.01     Curing Title Defects. Developer shall remove or cause to be removed of record or bonded or affirmatively insured or omitted as an exception to title by the Title Insurer, at or prior to Closing, any liens or encumbrances that can be removed by payment of a liquidated amount created or suffered by Developer against the School Unit, other than any lien or encumbrance consented to or occasioned (directly or indirectly) by SCA or that constitutes a Permitted Encumbrance. Developer shall have no other obligation to remove any liens, encumbrances or other title exceptions.

Section 11.02     Title Affidavits. (a) At or before the Closing, Developer shall give the Title Insurer an owner’s affidavit of title substantially in the form attached hereto as Exhibit R (with such edits as may be necessary to reflect the then current state of facts).

(b)          If a search of the title discloses judgments, bankruptcies or other returns against other Persons having names similar to those of Developer, on or before the Closing Date, Developer will establish to the satisfaction of the Title Insurer that such judgments, bankruptcies or other returns are not against Developer.

Article XII

REPRESENTATIONS, WARRANTIES; COVENANTS AND RESTRICTIONS; COMPLETION GUARANTY AND BAD BOY GUARANTY

Section 12.01    Developer’s Representations. Developer represents that:

(a)          Developer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted. Developer has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Developer of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action (including such requisite action by the direct and indirect members of Developer). This Agreement has been duly executed and delivered by Developer.

(b)          There are no approvals, authorizations, consents or other actions by or filings with any Person that are required to be obtained or completed by Developer in connection with the execution and delivery of this Agreement, except those that have been obtained by Developer.

(c)          To Developer’s actual knowledge, there are no outstanding judgments, orders, writs, injunctions, or decrees of any Government Entity, no pending Legal Proceedings or material threats of Legal Proceedings, in each instance against Developer which are reasonably likely to have a material adverse effect on Developer’s performance of its obligations under this Agreement.

(d)          The representations of Developer in this Section 12.01 are true, correct, and complete in all material respects as of the date of this Agreement.

Section 12.02     SCA’s Representations. SCA makes the representations and warranties set forth below:

(a)          SCA is a public benefit corporation created and validly existing under the laws of the State of New York and has all requisite corporate power and authority to carry on its business as now being conducted. SCA has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by SCA of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action. This Agreement has been duly executed and delivered by SCA.

(b)          Except as contemplated by Section 5.01(c) of this Agreement, there are no approvals, authorizations, consents or other actions by or filings with any Person that are required to be obtained or completed by SCA in connection with the execution and delivery of this Agreement or in connection with any action required to be taken by SCA hereunder, except those that have been obtained.

(c)          To SCA’s actual knowledge, there are no outstanding judgments, orders, writs, injunctions, or decrees of any Government Entity, no pending Legal Proceedings or material threats of Legal Proceedings, in each instance against SCA that are reasonably likely to have a material adverse effect on SCA’s performance of its obligations under this Agreement.

(d)          The representations and warranties of SCA in this Section 12.02 are true, correct, and complete in all material respects as of the date of this Agreement.

Section 12.03     Condominium Documents Covenants. SCA shall reasonably cooperate with Developer and execute and deliver to Developer such documents and affidavits as Developer may reasonably request in connection with the Condominium Documents including, without limitation, in order to obtain a “No Action” letter from the New York State Attorney General’s office. The “No Action” letter will provide that the conveyance of the School Unit will occur without a temporary certificate of occupancy for the School Unit. SCA shall reasonably cooperate with Developer to obtain the Attorney General’s approval of the “No Action” letter. Developer will apply for a “No Action” letter reasonably in advance of the Closing.

Section 12.04     Completion Guaranty; Construction Lender’s Failure to Fund; and Bad Boy Guaranty.

(a)          At the closing of the Construction Loan, Developer shall provide a completion guaranty (the “Completion Guaranty to SCA”) in favor of SCA with respect to the School Base Building Work (but, for purposes of clarification, excluding the SCA Pre- and Post-Turnover Work) from the same guarantor or guarantors (the “Guarantor”) as required by Developer’s construction lender and in the form of Exhibit S hereto, subject to the remainder of this paragraph. Guarantor will not be liable for changes in the scope of any work made after Developer’s construction lender has exercised remedies under the applicable loan documents. The Completion Guaranty to SCA will include a guaranty to obtain a PCO for the Building, to the extent of Developer’s obligation therefor set forth in this Agreement and the guaranteed obligations will be subject to Developer’s construction lender funding the Construction Loan and subject to SCA’s obligations under this Agreement. If, prior to Closing, Developer’s construction lender fails to fund an advance of the Construction Loan in excess of $10,000,000 when the construction lender is required to do so under the construction loan documents, and such failure has not been cured within one (1) year after notice from SCA to Developer and the construction lender (it being understood that such failure may be cured by Developer obtaining replacement funds for such failure), SCA, subject to the terms of the Interparty Agreement, will, unless Developer is diligently attempting to cause the construction lender to remedy such failure or is otherwise diligently seeking to obtain funds from another source as a substitute for such unfunded amount, have the right to terminate the Master Lease, Sublease and this Agreement upon thirty (30) days’ prior written notice to Developer and the construction lender, in which case, unless such failure has been cured within such thirty (30) day period, the Guarantor shall reimburse SCA for all Public School Project Costs paid by SCA to Developer, and thereafter no party shall have any further obligation under the Master Lease, Sublease or this Agreement except for those obligations which expressly survive the termination of the Master Lease, Sublease and/or this Agreement, as applicable.

(b)          At the closing of the Construction Loan, Developer shall provide a “bad boy” guaranty in favor of SCA (the “Bad Boy Guaranty to SCA”) from the Guarantor in substantially the same form as provided to the construction lender (to the extent applicable to the School Base Building Work and the transactions contemplated hereby), with respect to actual losses incurred by SCA due to the acts of Developer.

Article XIII

CONDOMINIUM DOCUMENTS

Section 13.01     Approval of Condominium Documents. The parties hereby approve the draft Condominium Declaration, Condominium Bylaws and House Rules (the “Condominium Documents”) attached hereto as Exhibit T and agree that Developer may prepare and/or enter into the Condominium Documents attached as Exhibit T, subject to the remainder of this Section 13.01. Prior to Closing, Developer may make any changes to the Condominium Documents that do not directly or adversely affect the School Unit, School Limited Common Elements or General Common Elements (all as described in the Declaration) without the consent of SCA, provided that, subject to Section 3.03(b) above, such changes shall not be inconsistent with Section 3.01(a)(vi) hereof regarding the size of the School Unit or otherwise adversely affect the functionality or, except to a de minimis extent, operations of the School Program. All other changes to the Condominium Declaration and Condominium Bylaws prior to Closing shall require the consent of SCA in its sole discretion. In the event that SCA believes that such changes would directly or adversely affect the School Unit, School Limited Common Elements or General Common Elements or be inconsistent with Section 3.01(a)(vi) hereof regarding the size of the School Unit or otherwise adversely affect the functionality or, except to a de minimis extent, operations of the School Program, subject to Section 3.03(b) above, the issue shall be submitted to Arbitration. Following the Closing, any amendment to the Condominium Documents shall be subject only to the provisions thereof. Developer shall have discretion to determine when on or prior to Closing the Condominium Documents will be submitted for filing and/or recorded. Developer shall have the right to merge existing tax lots comprising the Property in connection with the formation of the condominium, and SCA shall reasonably cooperate in connection therewith. Developer shall have the right, prior to or subsequent to Closing, to file or cause to be filed in the City Register’s Office an amended and restated Condominium Declaration, and file or cause to be filed with the Tax Map Unit of the Department of Finance and the City Register’s Office an amendment to the Floor Plans, that subdivides a portion of the condominium into individual residential units and/or individual retail units and which reflects such additional changes to the Condominium Documents relating solely to the subdivision of the residential and/or retail portions of the Condominium as Developer shall determine in its sole discretion, provided that Developer will comply with the standards set forth in the second sentence of this Section 13.01. Prior to Closing, Developer will provide SCA with written notice at least five (5) business days prior to amending the Condominium Documents in any respect that would affect the School Unit, School Limited Common Elements or General Common Elements. All other changes to the Condominium Documents made prior to Closing shall be provided by Borrower to SCA. This Section 13.01 does not limit the respective rights and obligations of the parties under Article III and Section 5.04 hereof. This Section 13.01 shall survive Closing.

Article XIV

NOTICES

Section 14.01     Notices. Whenever it is provided in this Agreement that a notice, demand, request, consent, approval or other communication shall or may be given to or served upon either of the parties (or their respective successors or assigns) by the other, and whenever either of the parties shall desire to give or serve upon the other any notice, demand, request, consent, approval or other communication with respect hereto or to the subject matter hereof, each such notice, demand, request, consent, approval or other communication shall be in writing and shall be sent by national overnight delivery service or personal delivery, addressed as follows (or to such other address and person as shall be designated from time to time by SCA or Developer, as the case may be, in a written notice under this Article XIV):

If to SCA:

New York City School Construction Authority 30-30 Thompson Avenue Long Island City, New York 11101 Attn: Ross J. Holden, Executive Vice President & General Counsel

with a copy simultaneously to:

Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attn: Doug Heller, Esq.
If to Developer:	c/o Trinity Place Holdings Inc. 340 Madison Avenue, Suite 3C New York, NY 10173 Attn: Matthew Messinger

with a copy simultaneously to: c/o Trinity Place Holdings Inc. 340 Madison Avenue, Suite 3C New York, NY 10173 Attn: Miriam Harris
and a copy simultaneously to: Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attn: James P. Godman, Esq.

Section 14.02     All notices shall be deemed effective upon receipt. Any notice sent by national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the receipt of the national overnight delivery service or personal delivery service. Any notice may be given either by a party or by such party’s attorney. Developer or SCA may designate, upon not less than five (5) business days’ notice given to the others in accordance with the terms of this Article 14 additional or substituted parties to whom notices should be sent hereunder.

Article XV

MISCELLANEOUS

Section 15.01     Further Assurances. Each of the parties shall take such actions and execute and deliver such other instruments and documents as may be reasonable, necessary or appropriate to effectuate the transactions contemplated under, this Agreement, provided, however, that the taking of such acts or the execution of such documents will not result in any cost or liability (other than a de minimis cost or expense) to the respective party that is not otherwise required under this Agreement.

Section 15.02     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section 15.03     Amendments and Waivers in Writing. This Agreement may not be modified, waived, or amended except by written agreement executed by all the parties.

Section 15.04     Delays not a Waiver. Except as expressly provided in this Agreement, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof or as a waiver or any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise hereunder. Except as otherwise provided in this Agreement, the rights and remedies of each party under this Agreement are cumulative and are not exclusive of any rights or remedies that the party may otherwise have at law or in equity.

Section 15.05     Execution in Counterparts. This Agreement may be executed in counterparts.

Section 15.06     Exhibits; Headings. The exhibits attached hereto or subsequently incorporated herein are (and shall be deemed) parts of this Agreement. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 15.07     Assignments of this Agreement. (a) Developer shall not assign this Agreement, or any of its rights or obligations herein or hereunder, except, upon not less than ten (10) Business Days’ prior notice to SCA, to a Qualified Developer. Developer shall also have the right to assign and/or mortgage this Agreement to its lender. Any attempted assignment in violation of this Section 15.07(a) shall be null and void.

(b)          SCA shall not assign this Agreement, or any of its rights or obligations herein or hereunder, except that (i) after Substantial Completion of the School Fit-Out Work and performance by SCA of all of its financial obligations under this Agreement, SCA may assign this Agreement or such rights or obligations (including without limitation its rights under Section 6.03) to the New York City Department of Education a/k/a the Board of Education of the City School District of the City of New York, and (ii) SCA may assign this Agreement or such rights or obligations with the prior written consent of Developer. Any such assignee shall assume all of SCA’ s then remaining obligations hereunder and shall confirm such assumption, by a writing satisfactory to Developer, prior to the effective date of such assignment. No such assignment shall relieve SCA of any remaining financial or other obligations hereunder. Any attempted assignment in violation of this Section 15.07(b) shall be null and void.

Section 15.08    Binding on Permitted Successors and Assigns. This Agreement (and all terms thereof, whether so expressed or not), shall be binding upon the respective successors, permitted assigns and legal representatives of the parties and shall inure to the benefit of and be enforceable by the parties and their respective successors, permitted assigns and legal representatives.

Section 15.09     Remedies. Except as specifically provided herein, each party has and may pursue all rights available at law or in equity by reason of the failure, by any other party hereto, to keep or perform such other party’s agreements or obligations under this Agreement.

Section 15.10     Submission to Jurisdiction. Developer and SCA hereby irrevocably and unconditionally (i) agree that the exclusive forum for confirming or challenging an arbitration award pursuant to Article VII hereof shall be the Supreme Court of the State in New York County, (ii) consent to, and waive any and all personal rights under, the laws of any state to object to the jurisdiction of each such court in any such action, and (iii) waive any and all rights to a trial by jury. In furtherance of such agreement, Developer and SCA agree, upon request of the other party, to discontinue (or cause to be discontinued) any such suit, action or proceeding pending in any other jurisdiction or court, and Developer and SCA irrevocably consent to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Developer or SCA, as the case may be, at its address provided herein.

Section 15.11     Severability. If any term, covenant, condition or provision of this Agreement is determined by a final judgment to be invalid or unenforceable, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby, and each other term, covenant, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 15.12     No Rights in Third Parties; Not Joint Venture Partners. Nothing in this Agreement, express or implied, is intended: (i) to confer on any Person, other than the parties hereto, any rights, obligations, liabilities, or remedies; (ii) to constitute SCA as a partner or co-venturer of Developer or each other; or (iii) to waive any claim or right of any party hereto against any Person who is not a party hereto.

Section 15.13     No Construction Against Draftsperson. This Agreement shall be construed without regard to any presumption requiring construction against the party drafting this Agreement.

Section 15.14     Broker. Developer and SCA each represents and warrants to the other that it has not dealt with any broker in connection with this contract other than Newmark Grubb Knight Frank (“Broker”) and that neither knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction. Developer and SCA shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of the aforesaid representations and warranties. In the event the closing of the sale of the School Unit occurs, each of Developer (pursuant to a brokerage agreement) and SCA (pursuant to a consulting contract) shall make a payment to Broker subject to and upon the terms of the applicable agreement.

Section 15.15     Survival. Those provisions of this Agreement that by their terms or general intent survive any termination or cancellation of this Agreement shall so survive as will any claim that any party may have against the other for a default occurring prior to such termination, all of which shall survive such termination.

Section 15.16    Exculpation. SCA shall look solely to the estate of and property of Developer in the School Unit for the satisfaction of SCA’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Developer in the event of a default by Developer under this Agreement, and no other property or assets of any party who could or does constitute Developer shall be subject to levy, execution or other enforcement procedure for the satisfaction of SCA’s remedies under or with respect to this Agreement or the relationship of Developer and SCA hereunder. Accordingly, and not by way of limitation, none of the trustees, directors, officers, shareholders, partners, members, direct or indirect investors, consultants or representatives of Developer or any Affiliate of Developer shall be personally liable for the obligations of Developer hereunder. Nothing contained herein shall be deemed to release the guarantors thereunder from liability under the Completion Guaranty to SCA or Bad Boy Guaranty to SCA.

Section 15.17    Acknowledgment Regarding Play Areas. The parties acknowledge and agree that in no event may the school play areas described in Exhibit I and depicted on Exhibit M be designed or constructed in a manner so as to constitute or qualify as “Floor Area,” as such term is defined in Section 12-10 of the Zoning Resolution of The City of New York.

This Article XV shall survive the Closing or termination of this Agreement.

IN WITNESS WHEREOF, Developer and SCA have executed this Agreement as of the date first above written.

TPHGREENWICH OWNER LLC

By:	/s/ Steven Kahn
	Name:	Steven Kahn
	Title:	Chief Financial Officer

NEW YORK CITY SCHOOL CONSTRUCTION AUTHORITY

By:	/s/ Ross Holden
	Name:	Ross Holden
	Title:	Executive Vice President & General Counsel